Exhibit 10.37

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

AMENDED AND RESTATED

NOTES PURCHASE AGREEMENT AND GUARANTY

dated as of August 2, 2022

as amended and restated as of December 19, 2022

by and among

MEIRAGTX HOLDINGS PLC,

as the Issuer

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO

as the Subsidiary Guarantors

THE NOTEHOLDERS FROM TIME TO TIME PARTY HERETO,

as the Noteholders; and

PERCEPTIVE CREDIT HOLDINGS III, LP

as the Administrative Agent

U.S. $100,000,000

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

(continued)

SCHEDULES AND EXHIBITS

Schedule A	-	Competitors
Schedule B	-	Specified Assets
Schedule 1	-	Commitments
Schedule 7.05(b)	-	Intellectual Property
Schedule 7.06(a)	-	Certain Litigation
Schedule 7.06(c)	-	Labor Matters
Schedule 7.08	-	Taxes
Schedule 7.12(a)	-	Subsidiaries of the Issuer
Schedule 7.12(b)	-	Other Equity Interests owned or held by the Issuer or its Subsidiaries
Schedule 7.13	-	Existing Indebtedness of the Issuer and each of its Subsidiaries
Schedule 7.14	-	Material Agreements of Obligors
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property Owned or Leased by the Issuer or any Subsidiary
Schedule 7.20	-	Transactions with Affiliates
Schedule 7.23	-	Deposit, Disbursement and Investment Accounts
Schedule 9.02	-	Closing Date Liens
Schedule 9.05	-	Closing Date Investments
Schedule 9.12(b)		Excluded Agreements
Schedule 9.13	-	Permitted Sales and Leasebacks

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notes Subscription Request
Exhibit C	-	Form of Guarantee Assumption Agreement
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Information Certificate
Exhibit H	-	Form of Intercompany Subordination Agreement
Exhibit I	-	Form of Solvency Certificate
Exhibit J	-	Form of Warrant Certificate

-vii-

AMENDED AND RESTATED NOTES PURCHASE AGREEMENT AND GUARANTY

AMENDED AND RESTATED NOTES PURCHASE AGREEMENT AND GUARANTY, dated as of August 2, 2022, as amended and restated as of December 19, 2022 (this “Agreement”), by and among MeiraGTx Holdings plc, an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 336306 (the “Issuer”), certain Subsidiaries of the Issuer required to provide Guarantees from time to time hereunder, Perceptive Credit Holdings III, LP (the “Original Noteholder”) and each other noteholder that may from time to time become a party hereto (each, together with their permitted successors and assigns, a “Noteholder” and collectively, the “Noteholders”), and Perceptive Credit Holdings III, LP, as administrative agent for the Noteholders (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Issuer has requested that the Noteholders provide a senior secured notes issuance facility to the Issuer in an aggregate principal amount of $100,000,000, with (i) $75,000,000 in aggregate principal amount of Notes made available on the Closing Date (the “Tranche 1 Notes”) and (ii) $25,000,000 in aggregate principal amount of Notes (the “Tranche 2 Notes”) to be available after the Closing Date but prior to August 2, 2024 (the “Tranche 2 Notes Draw Period”), in each case subject to the terms and conditions set forth herein, including the applicable terms and conditions set forth in Section 6 hereof and, with respect to the Tranche 2 Notes, at the sole discretion of the Majority Noteholders; and

WHEREAS, the Noteholders are willing, on the terms and subject to the conditions set forth herein, to provide such senior secured notes issuance facility; and

WHEREAS this Agreement, prior to its amendment and restatement as of the Amendment and Restatement Date, provided for the borrowing of certain loans, and loans (in the aggregate principal amount of $75,000,000) were borrowed by the Issuer and, immediately following such amendment and restatement, remain outstanding under this Agreement as the Tranche 1 Notes.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.01Certain Defined Terms. As used herein (including the preamble and recitals), the following terms have the following respective meanings:

“Account Pledge Agreement” means the Account Pledge Agreement, dated as of the date hereof, by and between the Issuer and the Administrative Agent.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of an amalgamation, consolidation, merger, tender offer, purchase of Equity Interests or other assets or properties, or similar transaction having the same effect as any of the foregoing, (i) acquires all or substantially all of the assets of another Person including substantially all of a business line, business unit or business division of any other Person,

(ii) acquires control of Equity Interests of another Person representing more than fifty percent (50%) of the ordinary voting power (as determined on a fully-diluted, as-if-converted or exercised basis) for the election of directors or other governing body if the business affairs of such Person are managed by a Board of directors, or (iii) acquires control of more than fifty percent (50%) of the Equity Interests (as determined on a fully-diluted, as-if-converted or exercised basis) of another Person engaged in any business that is not managed by a Board.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that with respect to any Noteholder, an Affiliate of such Noteholder shall include, without limitation, all of such Noteholder’s Related Funds so long as such entities are Controlled by such Noteholder.

“Agreement” has the meaning set forth in the preamble hereto.

“Amendment and Restatement Date” means December 19, 2022.

“Applicable Margin” means ten percent (10.00%), as such percentage may be increased pursuant to Section 3.02(b).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Noteholder and an assignee of such Noteholder in substantially the form of Exhibit F.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, certificate or registration.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means (i) any amount payable by any Recipient or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person’s liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the UK bank levy as set out in the Finance Act 2011) and any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose, (ii) any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011), and (iii) any bank surcharge or banking corporation tax surcharge as set out in United Kingdom Finance (No. 2) Act 2015 and any other surcharge or tax of a similar nature implemented in any other jurisdiction, in each case, as amended from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors (or equivalent management or oversight body) of such Person or any committee thereof duly authorized to act on behalf of such board or equivalent body.

“Business Day” means a day (other than a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York, or under the laws of England) on which commercial banks are not authorized or required by Law to close in New York, New York and in London, England; provided that if such day relates to any document governed by the laws of Ireland or the performance of any obligations under the Notes Documents by any Obligor incorporated under the laws of Ireland, the term “Business Day” shall exclude any day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Ireland.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof without giving effect to any change in accounting for leases pursuant to GAAP, including, without limitation, resulting from changes to (x) Accounting Standards Codification Topic 840, Leases, or the implementation of (y) Accounting Standards Codification Topic 842, Leases).

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of any property of any Person.

“Certificate of Title” means a certificate of or report on title in respect of the London Manufacturing Facility and Shannon Manufacturing Facility (as applicable) prepared by the Issuer’s solicitors and supplied to the Administrative Agent in accordance with Section 8.17 dated as at the date of this Agreement.

“cGMP” means (i) the FDA’s current good manufacturing practice, (ii) any similar or functionally equivalent guidelines or requirements applicable to, or required by, any non-U.S. jurisdiction or Governmental Authority and (iii) all supplements, amendments, or regulatory filings related to any of the foregoing.

“Change of Control” means (i) any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a tender offer, amalgamation, consolidation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, acquires ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of Equity Interests of the Issuer having more than thirty-five percent (35%) of the aggregate ordinary voting power, determined on a fully diluted, as-if converted or exercised, basis, (ii) the Issuer shall cease to own, directly or indirectly, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of each of the Subsidiary Guarantors or (iii) the sale of all or substantially all of the property of the business of the Issuer and its Subsidiaries, taken as a whole.

“Change of Law” means any change after the date of this Agreement or, if later, after the date on which the relevant Noteholder became a Noteholder under this Agreement (as applicable) in any law, regulation or Treaty (or in the published interpretation, administration or application of any law, regulation or Treaty) or any published practice or published concession of any relevant tax authority, other than any change that occurs pursuant to, or in connection with, the adoption, ratification, approval or acceptance of, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016 in or by any jurisdiction.

“Claim” means any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, final judgment or other similar process, assessment or reassessment, whether made, converted or assessed in connection with a debt, liability, dispute, breach, failure or otherwise.

“Closing Date” means August 2, 2022.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means any asset or property in which a Lien is purported to be granted under any Security Documents.

“Commitment” means, with respect to each Noteholder the commitments in the amounts set forth opposite such Noteholder’s name on Schedule 1 hereto, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise; provided that with respect to the Tranche 1 Facility, the aggregate Commitments of all Noteholders on the Closing Date was equal to $75,000,000.

“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the NY UCC.

“Competitor” means any Person that is (i) listed as a competitor in the Issuer’s most recent public filings made with the SEC as may be supplemented from time to time with the SEC or (ii) listed on Schedule A.

“Compliance Certificate” has the meaning set forth in Section 8.01(c).

“Conforming Changes” means, with respect to either the use or administration of One-Month Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), with respect to the timing and frequency of determining rates and making payments of interest, the timing of subscription requests or redemptions, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.02(e) and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Notes Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Acquisition Obligations” has the meaning set forth in clause (v) of the definition of “Indebtedness”.

“Contract” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement, indenture, instrument, or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, in respect of a particular Person, the possession, by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” (and similar derivatives) have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.16(a).

“Copyright” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof, and all other rights whatsoever accruing thereunder or pertaining thereto.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the NY UCC.

“Designated Jurisdiction” means any country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the scheduled Maturity Date; provided that, if such Equity Interests are issued pursuant to any plan for the benefit of directors, officers, employees or consultants of such Person or by any such plan to such directors, officers, employees or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person upon the death, disability, retirement or termination of employment or service of such director, officer, employee or consultant.

“Disqualified Institution” means (i) those Persons that are Competitors, (ii) those Persons separately identified by name by the Issuer to the Administrative Agent in writing on or before the Closing Date, or (iii) in the case of clauses (i) or (ii), any of their respective Affiliates (other than Affiliates that are bona fide debt funds engaged in, or that advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of its business except such funds that primarily invest in distressed debt or other distressed financial assets) that are (x) clearly identifiable as Affiliates solely on the basis of their name (provided that the Administrative Agent shall not have any obligation to carry out due diligence in order to identify such Affiliates) or (y) identified by name by the Issuer to the Administrative Agent in writing from time to time; provided that the foregoing shall not apply retroactively to disqualify any Person that previously acquired an assignment or participation interest to the extent such Person was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be.

“Dollars” and “$” means lawful money of the United States of America.

“Early Redemption Fee” means, with respect to any redemption of all or any portion of the outstanding principal amount of the Notes on any Early Redemption Date, whether pursuant to clause (a) or (b) of Section 3.03 or otherwise, occurring (i) on or prior to the first anniversary of the Closing Date, an amount equal to the sum of five percent (5.0%) of the aggregate outstanding principal amount of the Notes being prepaid; (ii) at any time after the first anniversary of the

Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to four percent (4.0%) of the aggregate outstanding principal amount of the Notes being redeemed; (iii) at any time after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to one percent (1.0%) of the aggregate outstanding principal amount of the Notes being redeemed and (iv) thereafter, zero percent (0%) of the aggregate outstanding principal amount of the Notes being redeemed.

“Early Redemption Date” has the meaning set forth in Section 3.03(a)(i).

“Early Redemption Price” has the meaning set forth in Section 3.0(a)(i).

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any investment fund that invests in loans, notes or other obligations for borrowed money, (vi) with respect to any Noteholder, any of its Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided that, in each case, “Eligible Transferee” shall not include any Disqualified Institution.

“English Guarantor” means MeiraGTx UK II Limited incorporated in England and Wales with company registration number 09348737.

“English Law Security Agreement” means the English law governed security agreement dated on or about the date of this Agreement and made between the English Guarantor and the Irish Subsidiary Guarantor as chargor and the Administrative Agent as security trustee.

“English Law Share Charge” means the English law governed share charge in respect of the shares MeiraGTx Limited owns in the English Guarantor dated on or about the date of this Agreement and made between the Issuer as chargor and the Administrative Agent as security trustee.

“English Obligor” means any Obligor incorporated in England and Wales.

“Environmental Law” means any Law or Governmental Approval relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations, whether U.S. or non-U.S., related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities (including warrants, options and similar rights) directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Closing Date, and in each case, however classified or designated and whether voting or non-voting.

“Equivalent Amount” means, with respect to an amount denominated in a single currency, the amount in another currency that could be purchased by the amount in the former currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iii) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) of any ERISA Affiliate from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA; (iv) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (v) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vi) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (vii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (viii) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (ix) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (x) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xi) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly materially liable; (xii) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xiii) the imposition of any Lien (or the fulfillment of the conditions for the imposition of any Lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or Title IV of ERISA, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xiv) any Foreign Benefit Event.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euros” or “€” means the single currency of the member states of the European Union that have the euro as their lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Rate” means, as of any date of determination, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 11:00 a.m. (New York City time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably agreed upon by the Issuer and the Administrative Agent (each acting in good faith) or, in the absence of such agreement within two (2) Business Days, such Exchange Rate shall instead be reasonably designated by the Administrative Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Noteholder, its applicable booking office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) any withholding Taxes imposed under FATCA, or (iii) any UK Tax Deduction that qualifies as a UK Excluded Tax, provided that once the Notes are listed on a

Recognised Stock Exchange pursuant to Section 3.02(f), no UK Tax Deduction shall be treated as a UK Excluded Tax.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusive License” means any outbound license of Intellectual Property that is exclusive (whether as to use, field, geography or otherwise) and (i) has a term that is longer than twelve (12) months from the date of the original effective date of such license or (ii) is not subject to any automatic renewal right or obligation by the parties thereto.

“Facility” means, as the context may require, any of the Tranche 1 Facility or the Tranche 2 Facility, and “Facilities” means, collectively, any combination of the foregoing, as the case may be.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (21 U.S.C. §§ 301), as amended from time to time, and the regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (ii) zero percent (0%).

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any material applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any material applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a written notice by a Governmental Authority relating to the termination of any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability the Issuer or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Issuer or any of its Subsidiaries, or the imposition on the Issuer or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Collateral Security Documents” means (i) the English Law Security Agreement, (ii) the English Law Share Charge, (iii) the Irish Security Agreement, (iv) the Irish Share Charge, and (v) any other document evidencing or creating a Lien over any asset to secure any obligation of any Obligor to the Secured Parties under the Notes Documents.

“Foreign Pension Plan” means any benefit plan that under applicable Law, other than the Laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Real Property Security Document” means any Contract evidencing or creating a Lien over any Manufacturing Facility entered into in accordance with Section 8.17.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Unless otherwise mutually agreed upon by the Issuer and the Administrative Agent pursuant to Section 1.02(b), all references to “GAAP” used herein shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.01(e)(i).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit (including any Healthcare Permit), certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority pursuant to or in connection with any Law (including any Healthcare Law).

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S., including the FDA and any other agency, branch or other governmental body that has regulatory, supervisory or administrative authority or oversight over, or is charged with the responsibility or vested with the authority to administer or enforce, any Healthcare Laws or issue or approve any Healthcare Permits under or in connection with any such Healthcare Laws.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C, executed by any entity that, pursuant to Section 8.12 is required to become a “Subsidiary Guarantor”.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Headlease” means a lease under which an Obligor holds title to all or any part of a Manufacturing Facility.

“Healthcare Laws” means all applicable healthcare Laws, whether U.S. or non-U.S., the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)) (the “Federal Anti-Kickback Statute”), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349, the exclusion law (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the FD&C Act, the statutes, regulations and binding directives of applicable federal healthcare programs, including but not limited to Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), any rules and regulations promulgated pursuant to the statutes listed herein and any and all comparable U.S. and non-U.S. Laws and other applicable healthcare laws and regulations.

“Healthcare Permit” means, with respect to any Person and with respect to its ordinary course business or commercial activities (including the commercialization and development of its products), any Governmental Approval (i) issued or required under any Healthcare Laws applicable to such activities of such Person, or (ii) issued to such Person or required to be held by such Person under any Healthcare Laws with respect to its ordinary course business or commercial activities (including the commercialization and development of its products).

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. For the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall constitute Hedging Agreements.

“HMRC” means HM Revenue & Customs.

“IDA Grant” means the transactions and grant awarded by the Industrial Development Agency (Ireland) to the Irish Subsidiary Guarantor pursuant to the IDA Grant Agreement.

“IDA Grant Agreement” means the IDA Grant Agreement, dated as of August 27, 2021, by and between the Industrial Development Agency (Ireland) and the Irish Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of an Obligor (i) the unconsolidated assets of which does not exceed 5.0% of the consolidated assets of the Issuer and its consolidated Subsidiaries as set forth in the financial statements most recently delivered pursuant to Sections 6.01, 8.01(a) or 8.01(b), as applicable, and (ii) the unconsolidated revenues of which does not exceed 5.0% of the consolidated revenues of the Issuer and its consolidated Subsidiaries as set forth in the financial statements most recently delivered pursuant to Sections 6.01, 8.01(a) or 8.01(b), as applicable; provided that no Subsidiary of the Obligors shall qualify as an Immaterial Subsidiary if the assets or revenue of such Subsidiary taken together with the consolidated assets or revenue of all then existing Immaterial Subsidiaries exceeds 10.0% of the consolidated assets or revenue, as applicable, of the Issuer and its consolidated Subsidiaries.

“Impermissible Specified Assets Exclusive License” means any outbound license (or similar transaction or arrangement) of any Specified Asset, in whole or in part, to a Person that is not an Affiliate that (i) qualifies as an Exclusive License, and (ii) is not terminable by its terms (or automatically terminates) or by the licensor within twenty (20) years from either (x) the original date of such outbound license or (y) if the term of such outbound license is extended and so long as such extension does not result from an automatic renewal right or equivalent, the date of such extension.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (excluding trade account payables), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services ((A) excluding accounts payable incurred in the ordinary course of business, but (B) including earn-out payments, purchase price adjustments and similar contingent payment obligations relating to any Acquisition (such obligations arising pursuant to clause (B), collectively, “Contingent Acquisition Obligations”)), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person other than operating leases entered into in the ordinary course of business and any such license or other agreement for the purchase of goods, software and other intangibles, services or supplies in the ordinary course of business, (xiii) any Disqualified Equity Interests of such Person, and (xiv) all other obligations required to be classified as indebtedness of such Person under GAAP, excluding any of the foregoing to the extent comprised of an obligation in respect of a trade payable, a commercial letter of credit supporting one or more trade payables or similar obligations to a trade creditor, in each case in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall constitute Indebtedness.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation, (ii) to the extent not otherwise described in clause (i), Other Taxes or (iii) any UK Tax Deduction in respect of a payment made by a Withholding Agent under a Notes Document to Perceptive Credit Holdings III, LP.

“Independent Appraiser” has the meaning set forth in Section 6.01(p).

“Information Certificate” means an Information and Collateral Certificate, in substantially the form set forth in Exhibit G.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, examinership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal, state or foreign Law, including the Bankruptcy Code, or similar laws of Ireland or other applicable jurisdictions from time to time.

“Intellectual Property” means all Patents, Trademarks, Copyrights, and Technical Information, whether registered or not, U.S. or non-U.S., including (without limitation) all of the following:

(i)applications, registrations, amendments and extensions relating to such Intellectual Property;

(ii)rights and privileges arising under any applicable Laws with respect to such Intellectual Property;

(iii)rights to sue for or collect any damages for any past, present or future infringements of such Intellectual Property; and

(iv)rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by the Issuer and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by the Issuer or any of its Subsidiaries shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be substantially in the form attached hereto as Exhibit H.

“Interest Period” means (i) initially, the period commencing on (and including) the Closing Date and ending on (and including) the last day of the calendar quarter in which the Closing Date occurred, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar quarter and ending on the earlier of (and including) (x) the last day of such calendar quarter and (y) the Maturity Date.

“Interest Rate” means, for any Interest Period, the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Reference Rate as of the second Business Day immediately preceding the first day of such Interest Period and (y) one percent (1.00%).

“Invention” means any novel, inventive or useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (ii) the making of any deposit with, or advance, loan, assumption of debt, or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding one hundred eighty (180) days arising in connection with the sale of inventory, services or supplies by such Person in the ordinary course of business; (iii) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (iv) the entering into of any Hedging Agreement. The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.

“Irish Companies Act” means the Companies Act of Ireland, 2014 (as amended).

“Irish Security Agreement” means the Irish law debenture to be executed and delivered by the Irish Subsidiary Guarantor and the Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Irish Share Charge” means an Irish law share charge over the shares of MeiraGTx Ireland DAC, to be executed and delivered by MeiraGTx Limited and the Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Irish Subsidiary Guarantor” means MeiraGTx Ireland DAC, a designated activity company limited by shares incorporated in Ireland under registration number 672472 and with its registered address at 25-28 North Wall Quay, Dublin 1, D01 H104 and any other company incorporated in Ireland who accedes to this Agreement as a Subsidiary Guarantor from time to time.

“IRS” means the U.S. Internal Revenue Service.

“Issuer” has the meaning set forth in the preamble hereto.

“Issuer DTTP Filing” means a HMRC Form DTTP2 duly completed and filed by the Issuer, which:

(a) where it relates to a UK Treaty Noteholder (or a Noteholder which would be a UK Treaty Noteholder upon the completion of any necessary procedural formalities) that is a party hereto as at the date of this Agreement, contains the UK DTTP Scheme reference number and jurisdiction of tax residence stated opposite that Noteholder’s name in Schedule 1 (Commitments), and is filed with HMRC within 30 days of the date of this Agreement; or

(b) where it relates to a UK Treaty Noteholder (or a Noteholder which would be a UK Treaty Noteholder upon the completion of any necessary procedural formalities) that becomes a party hereto after the date of this Agreement, contains the UK DTTP Scheme reference number and jurisdiction of tax residence stated in respect of that Noteholder in the relevant documentation which it executes on becoming a party hereto, and is filed with HMRC within 30 days of that date.

“Janssen Collaboration Agreement” means that certain Collaboration, Option and License Agreement, dated January 30, 2019, by and between Janssen Pharmaceuticals, Inc. and Issuer, as may be amended, restated, supplemented or otherwise modified from time to time.

“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Legal Reservations” means, solely in respect of the English Guarantor and the Irish Subsidiary Guarantor, (i) the principle that equitable or discretionary remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; (ii) the time barring of claims under the UK Limitation Acts or the Statute of Limitations 1957 (Ireland) (as applicable), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; (iii) the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases; (iv) similar principles, rights and remedies under the laws of any Relevant Jurisdiction; and (v) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Noteholders under this Agreement.

“Lien” means any mortgage, lien, pledge, charge, assignment by way of security or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“London Manufacturing Facility” means the leasehold interest held by the UK Subsidiary Guarantor with Land Registry title number EGL434767 and known as Pharmacy Manufacturing Unit, Britannia Walk, London (N1 7LU) and located at 92 Britannia Walk, London, United Kingdom.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Noteholders” means, at any time, Noteholders having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Notes) then in effect, ignoring, in such calculation, the Commitments of and outstanding Notes owing to any Noteholder that has failed to perform its funding obligations in respect of its Commitment to make subscriptions for Notes hereunder.

“Manufacturing Facility” means (i) the Shannon Manufacturing Facility and (ii) the London Manufacturing Facility.

“Margin Stock” means “margin stock” within the meaning of Regulation U and Regulation X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, assets, operations or condition (financial or otherwise) of the Issuer and its Subsidiaries, taken as a whole, (ii) the ability of any Obligor to perform its obligations under the Notes Documents, as and when due, or (iii) the legality, validity, binding effect or enforceability of the Notes Documents or the rights and remedies of the Administrative Agent or the Noteholders under any of the Notes Documents.

“Material Agreement” means (i) any Contract to which the Issuer or any of its Subsidiaries is a party or a beneficiary from time to time, the absence or termination of which could reasonably be expected to result in a Material Adverse Effect, and (ii) without duplication, any other Contract to which the Issuer or any of its Subsidiaries is a party or a guarantor (or equivalent) that, during any period of twelve (12) consecutive months is reasonably expected to (1) result in payments or receipts (including royalty, licensing or similar payments) made to the Issuer or any of its Subsidiaries in an aggregate amount in excess of $5,000,000, or (2) require payments or expenditures (including royalty, licensing or similar payments) to be made by the Issuer or any of its Subsidiaries in an aggregate amount in excess of $5,000,000.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor or any Subsidiary thereof (excluding any intercompany Indebtedness by and among the Obligors and their respective Subsidiaries that is permitted hereunder), the outstanding principal amount of which, individually or in the aggregate, exceeds $5,000,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means any Intellectual Property of the Obligors, whether currently owned or licensed, or acquired, developed or otherwise licensed or obtained after the date hereof the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means August 2, 2026.

“MD&A” has the meaning set forth in Section 8.01(c).

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Minimum Liquidity Account” has the meaning set forth in Section 10.01.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds”, means, (i) with respect to any Casualty Event experienced or suffered by the Issuer or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) including, without limitation, in the form of insurance proceeds or condemnation awards in respect of such Casualty Event, from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable fees, costs and expenses related thereto incurred by the Issuer or such Subsidiary in connection therewith, (y) amounts required to be repaid on account of any Permitted Indebtedness (other than the Obligations) required to be repaid as a result of such Casualty Event, (y) amounts required to be reserved in accordance with GAAP for indemnities and against liabilities associated with the property damaged, destructed or condemned in such Casualty Event, and (z) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; and (ii) with respect to any Asset Sale by the Issuer or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable fees, costs and expenses related thereto incurred by the Issuer or such Subsidiary in connection therewith, (y) amounts required to be repaid on account of any Permitted Indebtedness (other than the Obligations) required to be repaid as a result of such Asset Sale, and (z) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of the Issuer or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Asset Sale, as the case may be.

“Noteholders” has the meaning set forth in the preamble hereto.

“Notes” means, as the context may require, any of the Tranche 1 Notes or the Tranche 2 Notes, and “Notes” means, collectively, any combination of the foregoing, as the case may be.

“Notes Certificate” means a notes certificate in the form set out in Exhibit A.

“Notes Documents” means, collectively, this Agreement, the Notes Certificates, the Security Documents, any Guarantee, any Notes Subscription Request, any Assignment Agreement, any Transfer Certificate, any Warrant Certificate, the Intercompany Subordination Agreement, and any other guaranty, security agreement, subordination agreement, intercreditor agreement or other present or future document, instrument, agreement, certificate or other amendment, waiver or modification of the foregoing, delivered to the Administrative Agent or any Noteholder in connection with this Agreement or any of the other Notes Documents, in each case, as amended or otherwise modified.

“Notes Register” has the meaning set forth in Section 14.05(d).

“Notes Subscription” means a subscription for Tranche 1 Notes or Tranche 2 Notes.

“Notes Subscription Date” means the Closing Date and each Tranche 2 Notes Subscription Date as applicable.

“Notes Subscription Request” means a written notice substantially in the form of Exhibit B.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description (including all Guaranteed Obligations) owing by such Obligor to any Secured Party, any indemnitee hereunder or any participant, arising out of, under, or in connection with, any Notes Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Issuer, all Notes, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Notes Document. Notwithstanding the foregoing, the “Obligations” shall not include the Warrant Obligations and any obligations under any other warrant or other instrument or any equity or other investment.

“Obligors” means, collectively, the Issuer, the Subsidiary Guarantors and their respective successors and permitted assigns.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“One-Month Term SOFR” means, the Term SOFR Reference Rate (expressed, as a decimal, rounded upwards, if necessary, to the nearest 1/100th of 1%) for a one month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the one month tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for a one month tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable its certificate of incorporation, by-laws, constitution, memorandum and articles of association, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, constitution, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Original Noteholder” has the meaning set forth in the preamble hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Notes Documents, or sold or assigned an interest in any Notes or Notes Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Notes Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(h)).

“Overage Deed” means an overage deed relating to the London Manufacturing Facility made between (1) the English Guarantor and (2) Moorfields Eye Hospital NHS Foundation Trust dated 14 December 2018.

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(e).

“Patents” means all patents and patent applications, including (i) the reissues, divisions, continuations, renewals, extensions, and continuations in part thereof, (ii) all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and (iii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Patriot Act” has the meaning set forth in Section 14.20.

“Payment Date” means (i) the last day of each Interest Period; provided that if such last day of any Interest Period is not a Business Day, then the Payment Date shall be the next succeeding Business Day, and (ii) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Requirements” means, solely in respect of the English Guarantor and the Irish Subsidiary Guarantor, the making or the procuring of filings, stampings, registrations, notarisations, endorsements, translations and/or notifications of any Notes Document (and/or any Liens created under it) necessary for the validity, enforceability (as against the relevant Obligor or any relevant third party) and/or perfection of that Notes Document.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “One-Month Term SOFR”.

“Permitted Acquisition” means any Acquisition by the Issuer or any of its Subsidiaries that satisfies each of the following conditions:

(a)immediately prior to, and after giving effect to such Acquisition, (i) all representations and warranties contained in this Agreement and the other Notes Documents that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (ii) all representations and warranties contained in this Agreement and the other Notes Documents that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (iii) no Event of Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

(b)all transactions in connection therewith shall be consummated in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals, in each case, in all material respects;

(c)in the case of an Acquisition of Equity Interests of any Person, all of such Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to any applicable Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of the Issuer in connection with such acquisition, shall be owned by an Obligor or a wholly-owned Subsidiary of an Obligor, and the Issuer shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Issuer, each of the actions set forth in Section 8.12(a), if applicable;

(d)the Person (in the case of an Acquisition of Equity Interests), business, property, or assets that is the subject of such Acquisition shall be engaged or used, as the case may be, in substantially the same business or lines of business in which the Issuer and its Subsidiaries are engaged as of the Closing Date;

(e)on a pro forma basis after giving effect to such Acquisition, the Issuer and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 10.01;

(f)with respect to any Acquisition, the consideration paid for such Acquisition (i) when taken together with consideration paid for all other Acquisitions consummated or effected during the prior period of twelve (12) consecutive months ending on the date such Acquisition becomes effective, does not exceed $20,000,000 in the aggregate (which amount shall include the aggregate amount of outstanding principal and unpaid interest (or equivalent if an equivalent concept exists in its jurisdiction of organization or incorporation) in respect of any Indebtedness assumed, incurred or otherwise created in connection with any such applicable Acquisitions, including all related Contingent Acquisition Obligations), and (ii) when taken together with consideration paid for all other Acquisitions consummated or effected since the Closing Date, does not exceed $50,000,000 in the aggregate (which amount shall also include, without duplication, the aggregate amount of outstanding principal and unpaid interest (or equivalent) in respect of any Indebtedness assumed, incurred or otherwise created in connection with any such applicable Acquisitions, including all related Contingent Acquisition Obligations); provided that for purposes of determining amounts to be calculated for purposes of this clause (f), non-cash consideration shall be determined on the basis of fair market value as determined by the Issuer’s Board acting in good faith;

(g)the Issuer shall have provided the Administrative Agent with at least ten (10) calendar days’ prior written notice of any such Acquisition, together with any available summaries, prepared in reasonable detail, of all material non-confidential due diligence conducted by or on behalf of the Issuer or the applicable Subsidiary, as applicable, prior to such Acquisition;

(h)at least three (3) Business Days prior to the proposed date of the Acquisition, the Administrative Agent shall have received a certificate of a Responsible Officer of the Issuer (prepared in reasonable detail), certifying that the Acquisition complies with the requirements of this definition;

(i)to the extent that the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests;

(j)promptly upon request by the Administrative Agent in the case of any Acquisition that has a purchase price in excess of $25,000,000, the Issuer shall provide (i) a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by the Administrative Agent), (ii) any available quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period ending forty-five (45) days immediately prior to such Acquisition, including any audited financial statements that are available, and (iii) any other information reasonably requested by the Administrative Agent and available to the Obligors; and

(k)neither the Issuer nor any of its Subsidiaries shall, in connection with any such Acquisition, assume or remain subject to or liable with respect to (x) any Indebtedness of the related seller or the business, Person or properties acquired, except to the extent permitted pursuant to Section 9.01, (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02, or (z) any other liability (including Tax, ERISA and environmental liabilities), except (with respect to liabilities under this clause (k)), to the extent the assumption of any such liability could not reasonably be expected to result in a Material Adverse Effect; provided that any other such Indebtedness, liabilities or Liens not permitted to be assumed, continued or otherwise supported by the Issuer or any of its Subsidiaries hereunder shall be paid in full or released as to the business, Persons or properties being so acquired substantially on or before the consummation of such Acquisition.

“Permitted Bond Hedge Transaction” means any bond hedge, capped call or similar option transaction entered into by the Issuer in respect of the Issuer’s ordinary shares and entered into in connection with the issuance of Permitted Convertible Indebtedness; provided that (i) the terms, conditions and covenants of each such transaction shall be customary for transactions of such type, as determined in good faith by the Issuer, (ii) such transaction is consummated substantially concurrently with the issuance of such Permitted Convertible Indebtedness, and (iii) the purchase price for such Permitted Bond Hedge Transaction (net of any proceeds to Issuer from the sale of any related Permitted Warrant Transaction) (x) does not exceed the Net Cash Proceeds received by the Issuer from the issuance of Permitted Convertible Indebtedness and (y) is financed with the proceeds of such issuance.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than one year from the date of acquisition, (ii) commercial paper maturing no more than one year after the date of its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit, or bankers’ acceptance maturing no more than one year after issue provided that the account in which any such certificate of deposit is maintained is subject to an account control agreement in favor of the Administrative Agent, (iv) money market funds at least ninety five percent (95%) of the assets of which constitute Permitted Cash Equivalent Investments of the kinds described in clauses (i) through (iii) of this definition, (v) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above, and (vi) investments permitted pursuant to an investment policy approved by the Issuer’s Board, as amended from time to time, provided that such investment policy (and any such amendment thereto) shall have been approved in advance in writing by the Administrative Agent.

“Permitted Convertible Indebtedness” means unsecured Indebtedness in the form of notes issued by the Issuer that (i) as of the date of issuance thereof contains terms, conditions, covenants, conversion or exchange rights, redemption rights and offer to repurchase rights, in each case, as are typical and customary for notes of such type, as determined by the Issuer, (ii) is convertible or exchangeable into a fixed number of shares of ordinary shares of the Issuer (or Qualified Equity Interests following a merger event or other conversion or exchange of ordinary shares of the Issuer), cash or a combination thereof (such amount of cash determined by reference to the price of the Issuer’s ordinary shares or such Qualified Equity Interests), and cash in lieu of fractional shares of ordinary shares of the Issuer or such Qualified Equity Interests, (iii) has a stated final maturity date that is no earlier than the date that is one hundred eighty (180) days after the Maturity Date (the “Earliest Date”), (iv) shall not be required to be repaid, prepaid, redeemed, repurchased or defeased (whether through scheduled amortization, principal payments, mandatory redemptions, payments of principal or otherwise), whether on one or more fixed dates, prior to the Earliest Date, except (x) upon the occurrence of an event of default, “fundamental change” or equivalent or (y) following the Issuer’s election to redeem such notes; provided that the right to convert such Indebtedness into Qualified Equity Interests, cash or any combination thereof shall not be deemed to violate this clause (iv), and (v) is not supported by a Guarantee made or issued by any Subsidiary of the Issuer that is not an Obligor.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Issuer and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, (iii) have an applicable interest rate or equivalent yield that exceeds the interest rate or equivalent yield of the Indebtedness being refinanced, (iv) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being refinanced and (v) after giving effect to such refinancing, extension, renewal or replacement, no Event of Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to ordinary shares (or other securities or property following a merger event or other change of the ordinary shares) and/or cash (in an amount determined by reference to the price of such ordinary shares) sold by Issuer substantially concurrently with any purchase by Issuer of a related Permitted Bond Hedge Transaction and as may be amended in accordance with its terms; provided that (x) that the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined in good faith by Issuer and (y) such call option transaction would be classified as an equity instrument in accordance with GAAP.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, exempted company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Issuer or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Proceeding” has the meaning set forth in Section 14.03(c).

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in each case that is prohibited under any applicable Law.

“Proportionate Share” means, with respect to each Noteholder, the percentage obtained by dividing (i) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Notes) of such Noteholder then in effect by (ii) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Notes) of all Noteholders then in effect.

“Proposal Letter” means the Proposal Letter, dated July 7, 2022, between the Issuer and Perceptive Advisors LLC (as supplemented by the outline of proposed terms and conditions attached thereto).

“QEB Exemption” has the meaning set forth in Section 3.02(f).

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Collateral Security Documents” means any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by the applicable Obligors and granting a security interest in real property owned or leased (as tenant) by such Obligor in favor of the Secured Parties for purposes of securing the Obligations.

“Recipient” means any Noteholder, the Administrative Agent or any other recipient of any payment to be made by or on account of any Obligation, as applicable.

“Recognised Stock Exchange” has the meaning given to that term in section 1005 of the UK ITA.

“Reference Rate” means One-Month Term SOFR; provided that if the Administrative Agent determines (which determination shall be conclusive absent manifest or demonstrable error) that One-Month Term SOFR cannot be determined pursuant to the definition thereof or a Reference Rate Transition Event has occurred with respect to One-Month Term SOFR or the then-current Reference Rate, then “Reference Rate” means the applicable “Reference Rate Replacement” to the extent that such Reference Rate Replacement has replaced such prior reference rate pursuant to Section 1.05.

“Reference Rate Replacement” means, with respect to any Reference Rate Transition Event, an alternate reference rate that has been selected by the Administrative Agent and the Issuer, each of which agree, in good faith, to establish an alternate reference rate of interest to One-Month Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided, further that, until such alternate rate of interest is agreed upon by the Administrative Agent and the Issuer, the Reference Rate for purposes hereof and of each other Notes Document shall be the Wall Street Journal Prime Rate.

“Reference Rate Transition Event” means the occurrence of one or more of the following events with respect to the Reference Rate then in effect:

(a)a public statement or publication of information by or on behalf of the administrator of such Reference Rate announcing that such administrator has ceased or will cease to provide such Reference Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate;

(b)a public statement or publication of information by the Governmental Authority governing or regulating the administrator of such Reference Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the then-current administrator for such Reference Rate, a resolution authority with jurisdiction over the then-current administrator for such Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Reference Rate, which in any case states that the then-current administrator of such Reference Rate has ceased or will cease to provide such Reference Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate; or

(c)a public statement or publication of information by the Governmental Authority governing or regulating the then-current administrator of such Reference Rate announcing that such Reference Rate is no longer representative.

For the avoidance of doubt, a “Reference Rate Transition Event” will be deemed to have occurred with respect to any Reference Rate if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of such Reference Rate (or the published component used in the calculation thereof).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Related Fund” means, with respect to any Noteholder, a fund which is managed or advised by the same investment manager or investment adviser as such Noteholder or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Noteholder.

“Related Parties” has the meaning set forth in Section 14.16.

“Requisite Consents” has the meaning set forth in Section 8.19(c)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer, chief accounting officer, director, secretary, treasurer, general counsel and similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of the Issuer or any of its Subsidiaries, any payment of interest, principal or fees in respect of any Indebtedness owed by the Issuer or any of its Subsidiaries to any holder of any Equity Interests of the Issuer or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Issuer or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of the Issuer or any of its Subsidiaries.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Issuer or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets (other than (x) customary provisions in Contracts (including without limitation anti-assignment clauses, leases and licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(g), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (ii) the ability of the Issuer or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to the Issuer or any of its Subsidiaries or such other Obligor or to Guarantee Indebtedness of the Issuer or any of its Subsidiaries thereof or such other Obligor.

“Sanction” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Party” means each Noteholder, the Administrative Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.

“Securities Account” means any securities account, as such term is defined in Section 8-501 of the NY UCC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means, collectively, the Account Pledge Agreement, each Real Property Collateral Security Document (if any), each Foreign Collateral Security Document, each Foreign Real Property Security Document and each other security agreement, control agreement or financing statement, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect and otherwise render enforceable Liens in favor of the Secured Parties for purposes of securing the Obligations, including (without limitation) pursuant to Section 8.12.

“Shannon Manufacturing Facility” means Buildings 2 & 3, Block K, Shannon Free Zone, Shannon, Co. Clare.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, at any time of determination and with respect to any Person and its Subsidiaries, taken as a whole, that (i) the present fair saleable value of the property of such Person and its Subsidiaries is greater than the total amount of liabilities (including contingent liabilities) of such Person and its Subsidiaries, (ii) the present fair saleable value of the property of such Person and its Subsidiaries is not less than the amount that will be required to pay the probable aggregate liabilities of such Person and its Subsidiaries on their collective debts as they become absolute and matured, (iii) such Person and its Subsidiaries have not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s and its Subsidiaries’ ability to pay as such aggregate debts and liabilities mature.

“Specified Assets” means any of the Issuer’s (i) gene regulation platform technologies, (ii) AAV-AQP1 program, or (iii) AAV-GAD program, as further described in reasonable detail on Schedule B hereto, and all assets and properties of the Issuer and its Subsidiaries reasonably related thereto (including Intellectual Property); provided that the Specified Assets shall not at any time include any assets or property of the Issuer or any of its Subsidiaries that constitutes Collateral.

“Specified Assets Conditions” means with respect to any Specified Asset, in whole or in part, (i) no Event of Default has occurred and is continuing, or could reasonably be expected to occur, as a result of the entry into such transaction, (ii) such transaction does not result in, nor could it reasonably be expected to result in, the outright sale or disposition of any Specified Asset, in whole or in part, (iii) such transaction does not constitute, nor could it reasonably be expected to constitute, an Impermissible Specified Assets Exclusive License and (iv) such transaction does not interfere with or adversely affect, nor could it reasonably be expected to interfere with or adversely affect, the Secured Parties’ Liens on any Collateral or its rights or remedies in respect thereof.

“Sterling” or “£” means lawful money of the United Kingdom.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, exempted company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, exempted company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Subsidiary Guarantor” means, initially as of the Closing Date, each Subsidiary of the Issuer identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and, thereafter, each Subsidiary of such Subsidiary Guarantors (i.e. the Subsidiary Guarantors as of the Closing Date) that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations, (ii) all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and (iii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof.

“Tranche 1 Facility” means the term notes facility made available under this Agreement as described in Section 2.01(a).

“Tranche 1 Facility Fee” has the meaning set forth in Section 3.05.

“Tranche 2 Maximum Issue Amount” means $25,000,000.

“Tranche 1 Notes” has the meaning set forth in the recitals hereto.

“Tranche 2 Facility” means the term notes facility made available under this Agreement as described in Section 2.01(b).

“Tranche 2 Facility Fee” has the meaning set forth in Section 3.05.

“Tranche 2 Issue Date” means any date on which Tranche 2 Notes are issued and subscribed for pursuant to the terms and conditions hereof.

“Tranche 2 Notes” has the meaning set forth in the recitals hereto.

“Tranche 2 Notes Draw Period” has the meaning set forth in in the recitals hereto.

“Transactions” means the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Notes Documents to which such Obligor is (or is intended to be) a party, the issuance and sale of the Notes hereunder, and all other transactions contemplated pursuant to this Agreement and the other Notes Documents.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“UCL Licenses” means each stand alone license agreement entered into from January to February 2019, by and between the English Guarantor and UCL Business plc, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

“UK CTA” means the Corporation Tax Act 2009 of the United Kingdom (as amended).

“UK DTTP Scheme” means HMRC’s Double Taxation Treaty Passport scheme, as modified from time to time.

“UK Excluded Taxes” means any UK Tax Deduction from a payment by a Withholding Agent under a Notes Document, if on the date on which the payment falls due:

(i)the payment could have been made to the relevant Noteholder without a UK Tax Deduction if that Noteholder had been a UK Qualifying Noteholder, but on that date such Noteholder is not or has ceased to be a UK Qualifying Noteholder other than as a result of any Change of Law;

(ii)the relevant Noteholder is a UK Qualifying Noteholder solely by virtue of sub-paragraph (a)(ii) of the definition of UK Qualifying Noteholder and (i) that relevant Noteholder has not given a UK Tax Confirmation to the Administrative Agent, and (ii) the payment could have been made to the relevant Noteholder without a UK Tax Deduction if that Noteholder had given a UK Tax Confirmation to the Administrative Agent, on the basis that the UK Tax Confirmation would have enabled the Withholding Agent making the payment to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA;

(iii)the relevant Noteholder is a UK Qualifying Noteholder solely under sub-paragraph (a)(ii) of the definition of UK Qualifying Noteholder and (i) an officer of HMRC has given (and not revoked) a direction (a “UK Direction”) under section 931 of the UK ITA which relates to that payment and that Noteholder has received from the Issuer a certified copy of that UK Direction, and (ii) the payment could have been made to the Noteholder without any UK Tax Deduction if that UK Direction had not been made; or

(iv)the relevant Noteholder is a UK Treaty Noteholder (or a Noteholder which would be a UK Treaty Noteholder upon the completion of any necessary procedural formalities) and the payment could have been made to the Noteholder without a UK Tax Deduction had that Noteholder complied with its obligations under paragraphs (i) or (j) of Section 5.03;

provided that any UK Tax Deduction from a payment by a Withholding Agent to Perceptive Credit Holdings III, LP (but not its any of its successors or assigns) shall not be treated as UK Excluded Taxes for the purposes of this Agreement. For the avoidance of doubt, it is clarified that once the Notes are listed on a Recognised Stock Exchange pursuant to Section 3.02(f), no UK Tax Deduction shall be treated as a UK Excluded Tax for the purposes of this Agreement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct

Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK ITA” means the Income Tax Act 2007 of the United Kingdom (as amended).

“UK Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“UK Non-Bank Noteholder” means a Noteholder which falls within clause (a)(ii) of the definition of “UK Qualifying Noteholder” and: (a) where such Noteholder is a party hereto as at the date of this Agreement, is described as such in Schedule 1 (Commitments); or (b) where such a Noteholder becomes a party hereto after the date of this Agreement, gives a UK Tax Confirmation in the documentation which it executes on becoming a party hereto.

“UK Qualifying Noteholder” means a successor or assignee of Perceptive Credit Holdings III, LP that is:

(a)a Noteholder which is beneficially entitled to interest payable to that Noteholder in respect of an advance under a Notes Document and is:

(i)a Noteholder:

(A)which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Notes Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA; or

(B)in respect of an advance made under a Notes Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that such advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)a Noteholder which is:

(A)a company resident in the United Kingdom for United Kingdom tax purposes;

(B)a partnership, each member of which is:

(1)a company so resident in the United Kingdom; or

(2)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or

(C)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; or

(iii)a UK Treaty Noteholder; or

(b)a Noteholder which is a building society (as defined for the purposes of section 880 of the UK ITA) making an advance under a Notes Document.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Shareholder” means MeiraGTx Limited, a private limited company incorporated in England and Wales with registration number 09501998 and whose registered office address is at 92 Britannia Walk, London, England, N1 7NQ.

“UK Subsidiary Guarantor” means MeiraGTx UK II Limited, a private limited company incorporated in England and Wales with registration number 09348737 and whose registered office address is at 92 Britannia Walk, London, England, N1 7NQ.

“UK Tax Confirmation” means a confirmation in writing by a Noteholder that the person beneficially entitled to interest payable to that Noteholder in respect of an advance under a Notes Document is either:

(i)a company resident in the UK for UK tax purposes;

(ii)a partnership each member of which is: (A) a company so resident in the UK; or (B) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or

(iii)a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

“UK Tax Deduction” means a deduction or withholding from a payment under any Notes Document for and on account of any Taxes imposed by the United Kingdom.

“UK Treaty Noteholder” means a Noteholder which is a successor or assignee of Perceptive Credit Holdings III, LP and: (i) is treated as a resident of a UK Treaty State for the purposes of the relevant Treaty; (ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Noteholder’s participation in any advance is effectively connected; and (iii) meets all other conditions applicable to that Noteholder in the relevant Treaty in order to obtain full exemption from Tax imposed by the United Kingdom on payments of interest, including the completion of any necessary procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on payments of interest.

“United Kingdom” and “UK” each means the United Kingdom of Great Britain and Northern Ireland.

“United States” or “U.S.” means the United States of America, its fifty (50) states and the District of Columbia.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Valuation Report” has the meaning set forth in Section 8.19(a).

“VAT” means: (i) any value added tax imposed by the UK Value Added Tax Act 1994 (as amended); (ii) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (iii) any other tax of a similar nature, whether imposed in the UK or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (i) or (ii) above, or imposed elsewhere.

“Wall Street Journal Prime Rate” means the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal.

“Warrant Certificate” means a Warrant Certificate in substantially the form of Exhibit J hereto, to be delivered pursuant to Section 6.01(g), as amended or otherwise modified pursuant to the terms thereof.

“Warrant Obligations” means all Obligations of the Issuer arising out of, under or in connection with the Warrant Certificates.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means the Issuer, any other Obligor and the Administrative Agent.

“Works” means means the fit out and other construction works currently being carried out, on the instruction of the Issuer, to the Shannon Manufacturing Facility to include works carried out pursuant to planning permissions references 20/840, 20/841, 21/45, 21/58, 21/222, 21/426, 21/488, 21/1242, 21/1356, 22/134 and 22/204.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02Accounting Terms and Principles.

(a)Unless otherwise specified, all accounting terms used in each Notes Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Issuer and its Subsidiaries, in each case without duplication. Notwithstanding the foregoing, the representations and warranties made in Section 7.08 and the covenants made in Section 8.04 shall be construed in accordance with UK GAAP, as applicable.

(b)If at any time any change in GAAP or the application thereof would affect the computation of any financial term, covenant, ratio or requirement set forth in any Notes Document, and either the Issuer or the Administrative Agent shall so request, the Administrative Agent and the Issuer shall negotiate in good faith to amend such term, covenant, ratio or requirement to preserve the original intent thereof set forth in the applicable Notes Document in light of such change in GAAP or application thereof; provided that, until so amended, such term, covenant, ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein for all purposes hereof.

1.03Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a)the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b)words importing gender include all genders;

(c)any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d)any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e)references to days, months and years refer to calendar days, months and years, respectively;

(f)all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g)the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h)the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property;

(i)accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP;

(j)the word “will” shall have the same meaning as the word “shall”;

(k)where any provision in this Agreement or any other Notes Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(l)references to any Lien granted or created hereunder or pursuant to any other Notes Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties; and

(m)references to any Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Notes Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Notes Documents.

If any obligation to pay any amount pursuant to the terms and conditions of any Notes Document falls due on a day which is not a Business Day, then such required payment date shall be extended to the immediately following Business Day. For the purposes of calculations made pursuant to the terms of this Agreement or otherwise for purposes of compliance herewith, GAAP will be deemed to treat operating leases as set forth in the definition of Capitalized Lease Obligations. For the avoidance of doubt, any lease that would have been characterized as an operating lease under Accounting Standards Codification Topic No. 840, Leases, shall be accounted for as an operating lease (and not as a capital lease or otherwise reflected on the Issuer’s consolidated balance sheet) for purposes of this Agreement regardless of the implementation of Accounting Standards Codification Topic No. 842, Leases, or any change in GAAP following the Closing Date that would otherwise require such lease to be characterized or re-characterized (on a prospective or retroactive basis or otherwise) as a capital lease.

1.04Divisions. For all purposes under the Notes Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.05Reference Rate Replacement. Upon the occurrence of an event of the type described in the definition of “Reference Rate Transition Event”, the Administrative Agent will promptly notify the Issuer thereof and as set forth in the definition of “Reference Rate Replacement”, the Administrative Agent and the Issuer shall endeavor, in good faith, to establish an alternate rate of interest to One-Month Term SOFR.

1.06Times of Day; Times of Performance.

(a)Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

(b)If any delivery or other performance obligation hereunder (other than payments) falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day.

1.07Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or One-Month Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate or One-Month Term SOFR prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. There is no assurance that the composition or characteristics of any such alternative, successor or replacement Reference Rate will be similar to or produce the same value or economic equivalence as One-Month Term SOFR or that it will have the same volume or liquidity as did One-Month Term SOFR prior to its discontinuance or unavailability. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate or One-Month Term SOFR, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner that is adverse to the Issuer. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or One-Month Term SOFR, in each case pursuant to the terms of this Agreement, and shall have no liability to the Issuer, any Noteholder or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.08Miscellaneous.

(a)The “date of this Agreement” is August 2, 2022.

(b)The term “redemption” when used in relation to a Note means any prepayment of that Note (or a portion thereof), by prepayment, redemption, purchase or any other means prior to the Maturity Date.

SECTION 2

THE COMMITMENTS AND THE NOTES

2.01Issuance of Notes.

(a)The parties to this Agreement acknowledge and agree that, prior to the amendment and restatement of this Agreement as of the Amendment and Restatement Date, this Agreement provided for the borrowing of certain loans, and such loans (in the aggregate principal amount of $75,000,000) were borrowed by the Issuer and, immediately following such amendment and restatement, $75,000,000 in aggregate principal amount remains outstanding under this Agreement as the Tranche 1 Notes pursuant to Section 2.01(b) below.

(b)Accordingly, on the terms and subject to the conditions of this Agreement, (i) each Noteholder subscribed for the Tranche 1 Notes, and the Issuer issued such Tranche 1 Notes, on the Closing Date in an aggregate principal amount for all Noteholders in an aggregate amount of $75,000,000 and (ii) in the sole discretion of the Majority Noteholders, during the Tranche 2 Notes Draw Period, the Issuer may request the subscription by the Noteholders of the Tranche 2 Notes in an aggregate amount not to exceed the Tranche 2 Maximum Issue Amount.

(c)No amount paid, repaid or prepaid by the Issuer or any Guarantor with respect to any Note may be required to be subscribed or readvanced under the Notes Documents.

(d)Any term or provision hereof (or of any other Notes Document) to the contrary notwithstanding, Notes issued and the subscriptions hereunder will be denominated solely in Dollars and no other currency.

2.02[Reserved].

2.03Noteholder Representations. Each Noteholder hereby represents and warrants to the Issuer that:

(a)The Noteholder is, and on the Closing Date was, (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and (ii) a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act). The Noteholder is acquiring, or acquired on the Closing Date, the Notes for investment for its own account and not with a current view towards, or for resale in connection with, the public sale or distribution of the Notes, except pursuant to sales registered or exempted under the Securities Act.

(b)The Noteholder understands and acknowledges that the Notes issued, or to be issued, are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rules 144 and 144A, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(c)The Noteholder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes. The Noteholder has had an opportunity to ask questions and receive answers from the Issuer regarding the terms and conditions of the Notes and the business, properties, prospects and financial condition of the Issuer.

2.04Use of Proceeds. The Issuer shall use the proceeds of the issuance of Notes for working capital and general corporate purposes, including the payment of fees and expenses associated with this Agreement and the other Notes Documents and the transactions contemplated hereby and thereby.

2.05Constitution of the Notes. The Notes will be:

(a)issued in a minimum amount of $1,000,000 and integral multiples thereof;

(b)considered issued when their details are registered in the Notes Register referred to in Section 14.05(d); and

(c)subject to the terms and conditions of this Agreement.

2.06Signing and authenticating Notes Certificates. A Notes Certificate shall not be considered to have been issued unless and until it has been signed by the Issuer and authenticated by the Administrative Agent.

2.07Status of Notes Certificate. A Notes Certificate shall serve as evidence of the relevant records in the Notes Register and shall not represent title to the Notes. In the event of a conflict between information in a Notes Certificate and information in the Notes Register, the information in the Notes Register will prevail.

2.08Stocks of blank Notes Certificates. The Issuer shall execute and deliver to the Administrative Agent such number of blank Notes Certificates, duly signed by it, as the Administrative Agent may from time to time reasonably require.

2.09Delivery of replacements. Subject to receipt of sufficient blank Notes Certificates, the Administrative Agent shall, upon and in accordance with the instructions of the Issuer (which instructions may, without limitation, include terms as to the payment of expenses and as to evidence, security and indemnity), complete, authenticate and deliver replacement Notes Certificates.

2.10Replacement Notes Certificates. The Administrative Agent shall not deliver or issue any replacement Notes Certificate:

(a)if the Notes Certificate being replaced has been mutilated or defaced otherwise than against the surrender of the same; and

(b)until the claimant of the Notes Certificate has:

(i)provided to the Administrative Agent such evidence, security and indemnity as the Issuer and/or Administrative Agent may reasonably require; and

(ii)paid such costs and expenses as may be incurred in connection with such replacement.

2.11Replacements to be numbered. Each replacement Notes Certificate shall bear a unique serial number.

2.12Cancellation and destruction. The Administrative Agent shall cancel and destroy each mutilated or defaced Notes Certificate surrendered to it in respect of which a replacement Notes Certificate has been delivered.

2.13Notification. The Administrative Agent shall notify the Issuer of the delivery by it of any replacement Notes Certificate surrendered to it in respect of which a replacement Notes Certificate has been delivered.

2.14Legend. The Notes may only be transferred or disposed of in compliance with applicable state and federal securities Laws. For so long as such restrictions apply, the Noteholder agrees to the imprinting of a legend in the Note Register and on the Notes in the following form: THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF CERTAIN STATES, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, CHARGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER THE ACT.

SECTION 3

PAYMENTS, REDEMPTION AND INTEREST

3.01Payments and Redemption Generally; Application.

(a)There will be no scheduled redemptions of principal on the Notes prior to the Maturity Date.

(b)On the Maturity Date, the Issuer shall redeem the entire remaining outstanding principal amount of the Notes at par in full and in cash.

(c)The Issuer agrees that all amounts payable hereunder or under any other Notes Document, whether in respect of any Notes, fees or interest accrued or accruing thereon, or any other Obligations, shall be paid, repaid and prepaid, as the case may be, solely in Dollars and no other currency pursuant to the terms of this Section 3. Except as otherwise provided in this Agreement, proceeds of each payment (including each redemption of Notes) by the Issuer shall be, and shall be deemed to be, made ratably to the Noteholders in accordance with their respective Proportionate Shares.

3.02Interest.

(a)Interest Generally. The outstanding principal amount of the Notes, as well as the amount of all other outstanding Obligations, shall accrue interest at the Interest Rate on and from the Closing Date. The Administrative Agent’s determination of the Interest Rate shall be binding on the Issuer, its Subsidiaries and the Noteholders in the absence of manifest error.

(b)Default Interest. Notwithstanding the foregoing, unless the Administrative Agent otherwise agrees in writing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by three percent (3.0%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation is not paid when due under any applicable Notes Document, the amount thereof shall accrue interest at the Default Rate. For the avoidance of doubt, the Default Rate shall not be cumulative and no more than three percent (3.00%) per annum can be applicable to the Notes or any past due Obligation at any time, and further for the avoidance of doubt, once an Event of Default is waived by the Administrative Agent or the Majority Noteholders, the Default Rate shall cease to apply.

(c)Interest Payment Dates. Accrued interest on the Notes shall be payable in cash, in arrears, on each Payment Date with respect to the most recently completed Interest Period, and upon the payment or redemption of the Notes (on the principal amount being so paid or redeemed); provided that interest payable at the Default Rate, or any accrued interest not paid on or before the Maturity Date, shall be payable from time to time in cash on the Administrative Agent’s demand until paid in full.

(d)Conforming Changes. In connection with the use or administration of One-Month Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Notes Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Notes Document. The Administrative Agent will promptly notify the Issuer and the Noteholders of the effectiveness of any Conforming Changes in connection with the use or administration of One-Month Term SOFR.

(e)Compensation for Loss. In the event of the payment or redemption of any principal of any Note other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, the Issuer shall compensate each

Noteholder for any reasonable and documented loss, cost and expense attributable to such event, including any reasonable and documented loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Noteholder including documentary evidence of any amount or amounts that such Noteholder is entitled to receive pursuant to this Section shall be delivered to the Issuer and shall be conclusive absent manifest error. The Issuer shall pay such Noteholder the amount shown as due on any such certificate within 30 days after receipt thereof.

(f)Listing and Co-operation Obligations. The parties agree to co-operate in good faith to ensure that the Notes are listed on a Recognised Stock Exchange promptly after the date of this Agreement, and to use commercially reasonable best efforts to assist the Obligors to obtain and maintain a listing of such Notes on a Recognised Stock Exchange such that the exemption from UK withholding tax under section 882 of the UK ITA (“QEB Exemption”) applies. If the Notes are not listed on a Recognised Stock Exchange within six months after the date of this Agreement, or if the QEB Exemption is otherwise unavailable, each Noteholder shall use all commercially reasonable best efforts to ensure that the Issuer is able to make payments to that Noteholder, to the maximum extent possible, without a UK Tax Deduction, including the completion of any procedural formalities necessary for the Issuer to obtain authorization to make such payments without a UK Tax Deduction; provided, however, that notwithstanding anything to the contrary in this Agreement, (i) Perceptive Credit Holdings III, LP shall not be obligated to take any actions that would (x) disclose the identity of its partners, or (y) be disadvantageous to its interests hereunder or under any other Notes Document in any material respect, and (ii) as provided pursuant to Section 14.03 hereof, the Issuer shall reimburse Perceptive Credit Holdings III, LP for all reasonable costs and expenses incurred by it in connection with actions taken by it pursuant to this Section 3.02(f). Any conversion of the existing indebtedness which shall comprise the Notes issued under this Agreement or any equivalent transaction will be conducted pursuant to a valid exemption from the registration and prospectus delivery requirements under the Securities Act and the qualification requirements under applicable state and foreign Law and otherwise in compliance with the securities Laws of the United States. Any costs arising in connection with the listing shall be borne by the Obligors.

(g)Interest Deferral. Notwithstanding any other provision of this Agreement, the payment of any interest in respect of the Notes shall automatically be deferred, at no additional cost to the Obligors, in respect of all Payment Dates, until the first Payment Date following the earlier of: (i) the date the Issuer receives confirmation that the Notes have been listed on a Recognised Stock Exchange; and (ii) February 2, 2023.

3.03Early Redemption; Early Redemption Premium.

(a)Optional Redemption of Notes

(i)Subject to prior written notice pursuant to clause (a)(ii) below and the applicable portion of the payment of the Early Redemption Fee pursuant to clause (c) below, the Issuer shall have the right to optionally redeem, in whole or in part, the outstanding principal amount of the Notes at par on any Business Day (an “Early Redemption Date”); provided that in addition to such redeemed principal amount and the Early Redemption Fee applicable to such redeemed principal amount, the Issuer shall also make payment in full in cash on such Early Redemption Date the applicable portion of all accrued but unpaid interest on the principal amount of the Notes being redeemed (such aggregate amount of Early Redemption Fee, redeemed principal and accrued interest being herein referred to as the “Early Redemption Price”).

(ii)A notice of optional redemption shall be effective only if received by the Administrative Agent not later than 2:00 p.m. (New York City time) on a date at least three (3) (but not more than five (5)) Business Days prior to the proposed Early Redemption Date. Each notice of optional redemption shall specify the proposed Early Redemption Date (and may be revocable), the principal amount of the Notes to be prepaid, the amount of accrued and unpaid interest that will be paid on the Early Redemption Date, and, in reasonable detail, a calculation of the Early Redemption Fee payable on such Early Redemption Date in connection with such proposed redemption.

(b)Mandatory Redemptions. Within ten (10) Business Days of the receipt of Net Cash Proceeds from the occurrence of any Casualty Event or Asset Sale (other than any Asset Sale permitted pursuant to Sections 9.09 (a), (b), (c), (d), (e), (g), (j) and (k)), to the extent that the aggregate amount of Net Cash Proceeds received by Issuer and its Subsidiaries (and not paid to the Administrative Agent as a redemption of the Notes) in respect of all such Casualty Events or Asset Sales, when taken together, exceeds $2,500,000 in any fiscal year, the Issuer shall apply an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by the Issuer or any of its Subsidiaries with respect to such Casualty Event or Asset Sale, as the case may be with such amount of Net Cash Proceeds being allocated, to (i) the redemption of principal outstanding under the Notes, and (ii) the payment of accrued and unpaid interest on such principal amount of the Notes being prepaid and the payment of the applicable portion of the Early Redemption Fee being paid. Such Net Cash Proceeds shall be allocated to such redemption and payments such that the full amount of the applicable Early Redemption Price shall be paid with such Net Cash Proceeds. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or shall immediately result therefrom, if, within seven (7) Business Days following the occurrence of any such Casualty Event or Asset Sale, a Responsible Officer of the Issuer delivers to the Administrative Agent a notice to the effect that the Issuer or the applicable Subsidiary intends to apply the Net Cash Proceeds from such Casualty Event or Asset Sale to repair, refurbish, restore, replace or rebuild the asset subject to such Casualty Event or Asset Sale, then such Net Cash Proceeds of such Casualty Event or Asset Sale may be applied for such purpose in lieu of such mandatory redemption otherwise required pursuant to this clause (b) to the extent such Net Cash Proceeds of such Casualty Event or Asset Sale are actually applied for such purpose; provided that, in the event that Net Cash Proceeds have not been so applied within one hundred eighty (180) days following the occurrence of such Casualty Event or Asset Sale, the Issuer shall make a mandatory redemption of the Notes in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Cash Proceeds received by the Issuer or any of its Subsidiaries with respect to such Casualty Event or Asset Sale, as the case may be, together with payment of accrued and unpaid interest on the principal amount of the Notes being so prepaid and the applicable Early Redemption Fee, with such amount of Net Cash Proceeds being allocated to the redemption of principal, the payment of accrued and unpaid interest on such principal amount of the Notes being redeemed and the payment of the applicable portion of the Early Redemption Fee being paid such that the full payable with respect to such mandatory redemption is paid with such unused balance of Net Cash Proceeds. Notwithstanding the foregoing, in respect of a Casualty Event relating to a Manufacturing Facility, to the extent required by the basis of settlement under any policy of insurance relating to that Manufacturing Facility or pursuant to the terms of any lease under which the Issuer or any of its Subsidiaries holds an interest in that Manufacturing Facility, the Issuer or the applicable Subsidiary shall apply moneys received under any policy of insurance in respect of that Manufacturing Facility towards replacing, restoring or reinstating that Manufacturing Facility.

(c)Early Redemption Fee. Without limiting the foregoing, whenever any redemption of Notes is made hereunder pursuant to Section 3.03(a) or Section 3.03(b), acceleration or otherwise, the applicable portion of the Early Redemption Fee being paid shall be due and payable in full in cash on the applicable Early Redemption Date for such redemption.

(d)Application. Proceeds of any redemption made pursuant to clauses (a) or (b) above shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash; provided that all such redemptions made to Noteholders shall be applied pro rata in accordance with their respective Proportionate Shares:

(i)first, to the payment of that portion of the Obligations payable to the Administrative Agent constituting fees, indemnities, costs, expenses, and other amounts then due and owing (including costs, Losses and fees and disbursements and other charges of counsel payable under Section 14.03);

(ii)second, to the payment of that portion of the Obligations payable to the Noteholders constituting fees (other than any Early Redemption Fee), indemnities, expenses, and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03) ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)third, to the payment of any accrued and unpaid interest and any fees then due and owing;

(iv)fourth, to the redemption of unpaid principal of the Notes of the Noteholders at par;

(v)fifth, to the payment of any Early Redemption Fee then due and payable;

(vi)sixth, to the payment in full of all other Obligations then due and payable to the Administrative Agent and the Noteholders, ratably among them in proportion to the respective amounts described in this clause (vi) payable to them; and

(vii)seventh, to the Issuer or such other Persons as may lawfully be entitled to or directed by the Issuer to receive the remainder.

3.04Facility Fees. The Issuer (i) paid on the Closing Date, to the Administrative Agent (for the pro rata benefit of the Noteholders) a fee equal to [***] (the “Tranche 1 Facility Fee”) by way of deduction from the proceeds of the Tranche 1 Notes issued by the Issuer by the Noteholders and (ii) shall pay, on any Tranche 2 Notes Subscription Date, to the Administrative Agent (for the pro rata benefit of the Noteholders) a fee equal to 0.75% of the aggregate principal amount of the Tranche 2 Notes subscribed for on such Tranche 2 Issue Date (the “Tranche 2 Facility Fee” and together with the Tranche 1 Facility Fee, the “Facility Fees”). Upon receipt of payment from the Issuer, the Administrative Agent will promptly thereafter distribute like funds relating to any such payment to the Noteholders pro rata on the basis of each Noteholder’s Proportionate Share. Once paid by the Issuer, such Facility Fees shall be non-refundable.

SECTION 4

PAYMENTS, ETC.

4.01Payments.

(a)Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Notes Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the applicable Noteholder to which such payment is owed, to the deposit account of such Noteholder designated by it by notice to the Issuer, and (ii) not later than 2:00 p.m. (New York City time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b)Application of Payments. All such payments referenced in clause (a) above shall be applied as set forth in Section 3.03(d) above.

(c)Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

4.03Set-Off.

(a)Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Noteholders is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, any Noteholder to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees to promptly notify the Issuer after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Noteholders under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b)Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent or any Noteholder to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c)Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Noteholder, or the Administrative Agent, any Noteholder or any Affiliate of the foregoing exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent, or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Noteholder or such Affiliate in its discretion) to be repaid to a trustee, receiver, examiner or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

(d)To the extent permitted under applicable Law, any Participant acquiring a participation pursuant to Section 14.05(e) hereof (as well as any Noteholder acquiring a participation pursuant to Section 14.05(e) hereof) may exercise against the Obligors rights of setoff and counterclaim with respect to such participation as fully as if such Participant was a direct creditor of the Obligor in the amount of such participation.

SECTION 5

YIELD PROTECTION, ETC.

5.01Additional Costs.

(a)Changes in Law Generally. If, on or after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement), the adoption of any Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Noteholders (or the office to which any of its Notes are booked) with any request or directive (whether or not having the force of Law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement) against assets of, deposits with or for the account of, or credit extended by, a Noteholder (or its office to which any of its Notes are booked) or other Recipient or shall impose on a Noteholder (or the office to which any of its Notes are booked) or other Recipient any other condition affecting the Notes or the Commitment, and the result of any of the foregoing is to increase the cost to such Noteholder or such other Recipient of making or maintaining the Notes, or to reduce the amount of any sum received or receivable by such Noteholder or other Recipient under this Agreement or any other Notes Document, or subject any Noteholder to any Taxes on its Notes, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount reasonably deemed by such Noteholder in good faith to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) and (iii) of the definition of “Excluded Taxes”, (iii) Connection Income Taxes and (iv) any Bank Levy or any payment attributable to, or liability arising as a consequence of, a Bank Levy), then the Issuer shall pay to such Noteholder within three (3) Business Days after written demand such additional amount or amounts as will compensate such Noteholder for such increased cost or reduction.

(b)Change in Capital Requirements. If a Noteholder shall have determined that, on or after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement), the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, in each case that becomes effective after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Noteholder (or its parent) as a consequence of a Noteholder’s obligations hereunder or the Notes to a level below that which a Noteholder (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Issuer shall pay to such Noteholder on demand such additional amount or amounts as will compensate such Noteholder (or its parent) for such reduction.

(c)Notification by Noteholder. Each Noteholder shall promptly notify the Issuer of any event of which it has knowledge, occurring after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement), which will entitle such Noteholder to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Noteholder shall designate a different office for booking its Notes if such designation (x) will, in the reasonable judgment of such Noteholder, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Noteholder, be materially disadvantageous to such Noteholder. A certificate of such Noteholder claiming compensation under this Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and also setting forth in reasonable detail the basis for calculating the additional amounts claimed to be owed to such Noteholder, shall be conclusive and binding on the Issuer in the absence of manifest error.

(d)Delays in Requests. Failure or delay on the part of any Noteholder to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Noteholder’s right to demand such compensation; provided that the Issuer shall not be required to compensate a Noteholder pursuant to the foregoing provisions of this Section for any increased costs unless the Noteholder notifies the Issuer within ninety (90) days following the receipt by such Noteholder of its audited annual financial statements of the change in Law giving rise to such increased costs or reductions and of such Noteholder’s intention to claim compensation therefor.

(e)Other Changes. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement), the adoption of or any change in any applicable Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Noteholder or the office to which any of its Notes are booked to perform any of its obligations or to subscribe for or maintain its participation in any Note (and, in the opinion of such Noteholder, the designation of a different office for the booking of its Notes would either not avoid such unlawfulness or would be disadvantageous to such Noteholder), then such Noteholder shall promptly notify the Issuer thereof, following which (i) such Noteholder’s Commitment shall be suspended until such time as such Noteholder may again subscribe for and maintain its participation in the Notes hereunder and (ii) if such Law shall so mandate, the Notes shall be redeemed by the Issuer on or before such date as shall be mandated by such Law in an amount equal to the Early Redemption Price applicable on such Early Redemption Date in accordance with Section 3.03(a).

5.03Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any Obligations shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Issuer. The Issuer shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent or each Noteholder, timely reimburse it for the payment of any Other Taxes.

(c)Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by the Issuer to a Governmental Authority pursuant to this Section 5, the Issuer shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Issuer. The Issuer shall reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, but excluding, for the avoidance of doubt, any Indemnified Tax which is suffered or incurred in respect of any Bank Levy, or any payment attributable to, or liability arising as a consequence of, a Bank Levy. A certificate as to the amount of such payment or liability delivered to the Issuer by a Noteholder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Noteholder shall be conclusive absent manifest error.

(e)Indemnification by the Noteholders. Each Noteholder shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Noteholder (but only to the extent that the Issuer has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Issuer to do so), (ii) any Taxes attributable to such Noteholder’s failure to comply with the provisions of Section 14.05(g) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Noteholder, in each case, that are payable or paid by (or withheld from payments to) the Administrative Agent in connection with any Notes Documents, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Noteholder by the Administrative Agent shall be conclusive absent manifest error. Each Noteholder hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Noteholder under any Notes Documents or otherwise payable by the Administrative Agent to the Noteholder from any other source against any amount due to the Administrative Agent under this clause (e).

(f)Status of Successors and Assignees.

(i)Any Noteholder that is a successor or assignee of Perceptive Credit Holdings III, LP and that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Notes Document shall deliver to the Issuer and the Administrative Agent at the time or times reasonably requested by the Issuer or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)) shall not be required if in such Noteholder’s reasonable judgment such completion, execution or submission would subject such Noteholder to any material unreimbursed cost or expense or could materially prejudice the legal or commercial position of such Noteholder. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, Perceptive Credit Holdings III, LP shall not be obligated to take any actions that would disclose the identity of its partners.

(ii)If a payment made to any Noteholder under any Notes Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Noteholder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Noteholder shall deliver to the Issuer and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Issuer or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer or the Administrative Agent as may be necessary for the Issuer and the Administrative Agent to comply with their obligations under FATCA and to determine that such Noteholder has complied with such Noteholder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Administrative Agent in writing of its legal inability to do so.

(g)Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Mitigation Obligations. If the Issuer is required to pay any Indemnified Taxes or additional amounts to any Noteholder or to any Governmental Authority for the account of any Noteholder pursuant to Section 5.01, then such Noteholder shall (at the request of the Issuer) use reasonable efforts to designate a different office for subscribing for or booking its participation in the Notes hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole, reasonable judgment of such Noteholder, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01, as the case may be, in the future, (ii) not subject such Noteholder to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Noteholder. The Issuer hereby agrees to pay all reasonable costs and expenses incurred by any Noteholder in connection with any such designation or assignment and delegation.

(i)United Kingdom Requirements.

(i)Subject to sub-paragraph (ii) below, a UK Treaty Noteholder (or a Noteholder which would be a UK Treaty Noteholder upon the completion of any necessary procedural formalities) and each Withholding Agent which makes a payment to which that Noteholder is entitled shall co-operate in completing any procedural formalities necessary for that Withholding Agent to obtain authorization to make that payment without a UK Tax Deduction.

(ii)Each UK Treaty Noteholder (or a Noteholder which would be a UK Treaty Noteholder upon the completion of any necessary procedural formalities): (A) which is a Noteholder as at the date of this Agreement and that holds a passport under the UK DTTP Scheme, and which wishes that scheme to apply to this Agreement, shall confirm its UK DTTP Scheme reference number and its jurisdiction of tax residence opposite its name on Schedule 1; and (B) that becomes a Noteholder after the date of this Agreement and that holds a passport under the UK DTTP Scheme, and which wishes that scheme apply to such Noteholder’s participation in this Agreement, shall confirm its UK DTTP Scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a party hereto as a Noteholder, and in each case under (A) and (B) above, having done so, that Noteholder shall be under no further obligation pursuant to sub-paragraph (i) above.

(iii)If a Noteholder has confirmed its UK DTTP Scheme reference number and its jurisdiction of tax residence in accordance with sub-paragraph (i)(ii) above and:

(A)the Issuer making a payment to that Noteholder has not made an Issuer DTTP Filing in respect of that Noteholder; or

(B)the Issuer making a payment to that Noteholder has made an Issuer DTTP Filing in respect of that Noteholder but (1) that Issuer DTTP Filing has been rejected by HMRC, (2) HMRC has not given the Issuer authority to make payments to that Noteholder without a UK Tax Deduction within 60 days of the date of the Issuer DTTP Filing, or (3) HMRC has given authority for the Issuer to make payments to that Noteholder without a UK Tax Deduction but such authority has subsequently been revoked, suspended or expired, and in each case, the Issuer has notified that Noteholder in writing, then the applicable Noteholder shall co-operate with the Issuer in completing any additional procedural formalities necessary for that Issuer to obtain authorization to make that payment without a UK Tax Deduction.

(iv)If a Noteholder has not confirmed its UK DTTP Scheme reference number and jurisdiction of tax residence in accordance with sub-paragraph (i)(ii) above, no Withholding Agent shall make an Issuer DTTP Filing or file any other form relating to the UK DTTP Scheme in respect of a Commitment by such Noteholder or its participation in any advance unless the Noteholder otherwise agrees.

(v)The Issuer shall, promptly on making any Issuer DTTP Filing, deliver a copy of that Issuer DTTP Filing to the Administrative Agent for delivery to the relevant Noteholder.

(vi)A UK Non-Bank Noteholder shall promptly notify the Administrative Agent if there is any change in the position from that set out in the applicable UK Tax Confirmation.

(vii)If the Administrative Agent receives a UK Tax Confirmation from a UK Non-Bank Noteholder it shall promptly provide a copy of such UK Tax Confirmation to the Issuer.

(viii)The Issuer shall upon becoming aware that the Issuer must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Noteholder shall notify the Administrative Agent on becoming aware that a Withholding Agent must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction). If the Administrative Agent receives such notification from a Noteholder, it shall promptly notify the Issuer.

(j)Noteholder Status Confirmation.

(i)Each Noteholder which becomes a party after the date of this Agreement shall indicate in the documentation which it executes on becoming a party which of the following categories it falls into: (A) not a UK Qualifying Noteholder; (B) a UK Qualifying Noteholder (other than a UK Treaty Noteholder); or (C) a UK Treaty Noteholder (or a Noteholder which would be a UK Treaty Noteholder upon the completion of any necessary procedural formalities).

(ii)If a Noteholder fails to indicate its status in respect of the Issuer in accordance with paragraph (j)(i) above, then such Noteholder shall be treated for the purposes of this Agreement (including by each Withholding Agent) as if it is not a UK Qualifying Noteholder until such time as it notifies the Administrative Agent which categories apply (and the Administrative Agent, upon receipt of such notification, shall promptly inform the Issuer). For the avoidance of doubt, the documentation which a Noteholder executes on becoming a Party as a Noteholder shall not be invalidated by any failure of such Noteholder to comply with this clause 5.03(j).

(iii)Where a Noteholder will become be a UK Treaty Noteholder only upon the completion of certain procedural formalities, it shall be treated for the purposes of this Agreement (including by each Withholding Agent) as if it is not a UK Qualifying Noteholder until such time as it notifies the Administrative Agent that such procedural formalities are complete (and the Administrative Agent, upon receipt of such notification, shall promptly inform the Issuer).

(k)VAT.

(i)All amounts expressed to be payable under any Notes Documents by any party to any Secured Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any party under any Notes Documents and:

(A)such Secured Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to such party); or

(B)if such party is required to directly account for such VAT under the reverse charge procedure provided for by article 44 of the Council Directive 2006/112/EC, or section 7A of the Value Added Tax Act 1994 of the United Kingdom, in each case, as amended, or any relevant VAT provisions of the jurisdiction in which such party received such supply, then such party shall account for the VAT at the appropriate rate (and the relevant Secured Party must promptly provide an appropriate VAT invoice to such party stating that the amount is charged in respect of a supply that is subject to VAT but that the reverse charge procedure applies).

(ii)If VAT is or becomes chargeable on any supply made by any Secured Party (the “VAT Supplier”) to any other Secured Party (the “VAT Recipient”) under any Notes Documents, and any party other than the VAT Recipient (the “Relevant Party”) is required by the terms of any Notes Documents to pay an amount equal to the consideration for that supply to the VAT Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration):

(iii)where the VAT Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the VAT Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT. The VAT Recipient must (where this sub-paragraph (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(iv)where the VAT Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(v)Where any Notes Documents require any party to reimburse or indemnify a Secured Party for any cost or expense in connection with such Notes Documents, the reimbursement or indemnity (as the case may be) shall be for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(vi)Any reference in this clause 5.03(k) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union, including, for the avoidance of doubt, in accordance with section 43 of the UK Value Added Tax Act 1994) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(vii)In relation to any supply made by a Secured Party to any party under a Notes Document, if reasonably requested by such Secured Party, that party must as promptly as reasonably practicable provide such Secured Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Secured Party’s VAT reporting requirements in relation to such supply.

(l)Hybrid Mismatch Rules. Each Noteholder agrees to use commercially reasonable efforts to assist the Issuer in preparing an analysis of available interest deductions to the Issuer under the UK hybrid mismatch rules contained in Part 6A of the Taxation (International and Other Provisions) Act 2010 at Issuer’s cost; provided, however, that notwithstanding anything to the contrary in this Agreement, no Noteholder shall be obligated to take any actions that would disclose the identity of its partners.

(m)Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Noteholder, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Notes Documents.

SECTION 6

CONDITIONS PRECEDENT

6.01Conditions to the issuance and subscription of the Tranche 1 Notes. The obligation of the Noteholders to subscribe for the Tranche 1 Notes on the Closing Date was subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a funds flow memorandum summarizing, in reasonable detail, the use of proceeds of the Tranche 1 Notes, and the prior or concurrent satisfaction (or waiver thereof by the Administrative Agent) of each of the conditions precedent set forth below in this Section 6.01, each of which was satisfied or waived as of the Closing Date.

(a)Secretary’s Certificate, Etc. The Administrative Agent received from each Obligor party to a Notes Document on the Closing Date:

(i)a copy of a good standing certificate or the equivalent thereof, dated a date reasonably close to the Closing Date, for each such Person; and

(ii)a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s director, secretary or assistant secretary, managing member, general partner, authorized signatory or equivalent, as to:

(A)resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Notes Document and the Transactions, to be executed and delivered by such Person;

(B)the incumbency and signatures of those of its officers, directors, managing member or general partner or equivalent authorized to act with respect to each Notes Document to be executed and delivered by such Person; and

(C)true and complete copies of each Organic Document of such Person and, in relation to any Person that is a Cayman Islands exempted company or limited liability company, its register of directors and officers and register of mortgages and charges;

(iii)solely with respect to the Irish Subsidiary Guarantor:

(A)evidence that the constitution of such Irish Subsidiary Guarantor does not restrict the registration of the transfer of secured shares and does not apply any company lien over shares; and

(B)a certificate from such Subsidiary Guarantor certifying that entry into the Notes Documents by it would not breach Sections 82 and 239 of the Irish Companies Act;

which certificates were in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Noteholders may conclusively rely until they shall have received a further certificate of the director, secretary, assistant secretary, managing member, general partner or equivalent of any such Person cancelling or amending the prior certificate of such Person.

(b)Information Certificate. The Administrative Agent received a fully completed Information Certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Issuer, which was true and correct in all material respects as of the Closing Date. All documents and agreements required to be appended to the Information Certificate, if any, were in form and substance reasonably satisfactory to the Administrative Agent, were executed and delivered by the requisite parties and were in full force and effect.

(c)Closing Date Certificate. The following statements were true and correct, and the Administrative Agent received a certificate, dated as of the Closing Date in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by a Responsible Officer of the Issuer certifying that: (i) both immediately before and after the issuance of the Tranche 1 Notes on the Closing Date, (x) the representations and warranties set forth in each Notes Document qualified by materiality, Material Adverse Effect or the like were, in each case, true and correct, (y) the representations and warranties set forth in each Notes Document not qualified by materiality, Material Adverse Effect or the like were, in each case, true and correct in all material respects, and (z) no Event of Default had occurred and was continuing, or could reasonably be expected to result from the issuance of the Tranche 1 Notes, or the consummation of any Transactions contemplated to occur on the Closing Date, and (ii) all of the conditions set forth in this Section 6.01 had been satisfied (except to the extent waived in writing by the Administrative Agent). All documents and agreements required to be appended to the certificate delivered pursuant to this Section 6.01(c), if any, were in form and substance reasonably satisfactory to the Administrative Agent, were executed (if applicable) and delivered by the requisite parties, and were in full force and effect.

(d)[Reserved].

(e)Financial Information, Etc. The Administrative Agent received:

(i)audited consolidated financial statements of the Issuer and its Subsidiaries for the fiscal year ended December 31, 2021; and

(ii)unaudited consolidated balance sheets of the Issuer and its Subsidiaries for each fiscal quarter ended after December 31, 2021 and at least thirty (30) Business Days prior to the Closing Date, together with the related consolidated statement of operations, shareholder’s equity and cash flows for each such fiscal quarter.

(f)Minimum Liquidity Compliance. The Administrative Agent received evidence reasonably satisfactory to it that, immediately after giving effect to the issuance of the Tranche 1 Notes on the Closing Date, the Issuer was in compliance with the covenant set forth in Section 10.01.

(g)Closing Date Warrant Certificates. The Administrative Agent received (i) an executed counterpart of a Warrant Certificate, exercisable into 400,000 shares of the Issuer’s ordinary shares with a per share exercise price of $15.00 and (ii) an executed counterpart of a Warrant Certificate, exercisable into 300,000 shares of the Issuer’s ordinary shares with a per share exercise price of $20.00, in each case duly executed and delivered by the Issuer.

(h)Insurance. The Administrative Agent received certificates of insurance evidencing that the insurance required to be maintained pursuant to Section 8.05 was at the Closing Date in full force and effect, together with endorsements naming the Administrative Agent, for the benefit of the Noteholders, as additional insured and loss payee thereunder, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(i)Solvency. The Administrative Agent received a solvency certificate substantially in the form of Exhibit I, duly executed and delivered by the chief financial or other Responsible Officer of the Issuer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(j)Security Documents. The Administrative Agent received executed counterparts of all Security Documents, each dated as of the Closing Date, duly executed and delivered by the applicable Obligors, together with:

(i)The delivery of all certificates (in the case of Equity Interests that are securities (as defined in the UCC)) evidencing the issued and outstanding capital securities of the Subsidiary Guarantors that were required to be pledged under any Security Document, which certificates in each case were accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that were uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Administrative Agent and the Noteholders that the security interest required to be pledged therein under any Security Document had been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the NY UCC and all Laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii)financing statements naming each Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments, registrations, or documents, in each case suitable for filing, filed under the UCC (or equivalent Law) of all jurisdictions as was reasonably necessary to perfect the Liens of the Secured Parties pursuant to any Security Document;

(iii)evidence that the Minimum Liquidity Account and all deposit accounts, lockboxes, disbursement accounts, investment accounts (or other similar cash or bank accounts) of the Subsidiary Guarantors were at the Closing Date Controlled Accounts;

(iv)evidence that all such Controlled Accounts were subject to one or more account control agreements, or the equivalent in a foreign law jurisdiction, in favor of, and satisfactory in form and substance to, the Administrative Agent; and

(v)all notices of assignment, share deliverables and other ancillary documents necessary to perfect the Liens of the Secured Parties pursuant to any Foreign Collateral Security Document.

(k)Lien Searches. The Administrative Agent was satisfied with scope and results of Lien searches (or equivalents) regarding the Collateral made within thirty (30) days prior to the Closing Date.

(l)Opinions of Counsel. The Administrative Agent received one or more legal opinions, dated the Closing Date and addressed to the Administrative Agent and the Noteholders, from independent legal counsel to the Issuer, in each case, in form and substance reasonably acceptable to the Administrative Agent.

(m)Material Adverse Change. No Material Adverse Change had, as at the Closing Date, occurred since December 31, 2021.

(n)Anti-Terrorism Laws. The Administrative Agent received, as applicable, all documentation and other information required by bank regulatory authorities requested by the Administrative Agent at least three (3) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(o)Fees, Expenses, Etc. The Administrative Agent received for its account and the account of each Noteholder, the Tranche 1 Facility Fee, together with payment and reimbursement of all other fees, costs and expenses due and payable pursuant to the Proposal Letter and Section 14.03, including all closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Noteholders incurred as of the Closing Date in connection with the Transactions in excess of the Expense Deposit (as defined in the Proposal Letter) (including the Administrative Agent’s and the Noteholders’ legal fees and expenses).

(p)Independent Appraisal of Manufacturing Facilities. The Administrative Agent received a satisfactory initial draft valuation and appraisal report, prepared by a reputable independent appraiser (the “Independent Appraiser”) instructed and appointed by the

Administrative Agent, which report was in scope and substance reasonably satisfactory to the Administrative Agent.

(q)Certificates of Title and Foreign Real Property Security Documents. The Issuer delivered to the Administrative Agent:

(i)a duly executed Foreign Real Property Security Document in respect of each of the London Manufacturing Facility and the Shannon Manufacturing Facility;

(ii)copies of all lease and title documents for the London Manufacturing Facility in electronic format;

(iii)a clear (save in respect of pending applications which have been disclosed in the Certificate of Title) Land Registry Priority Search (OS1) in favour of the Administrative Agent against the title number of the London Manufacturing Facility and: (A) giving not less than 20 Business Days’ priority beyond the date of the relevant Security Document; and (B) showing no adverse entries (save in respect of pending applications which have been disclosed in the relevant Certificate of Title);

(iv)the Certificates of Title;

(v)an overview report prepared by the Administrative Agent’s solicitors on the Certificates of Title addressed to the Secured Parties;

(vi)all necessary HM Land Registry application forms in relation to the charging of the London Manufacturing Facility in favour of the Administrative Agent (including a form to note the obligation to make further advances and a form to register the restriction contained in the relevant Security Document), duly completed, accompanied by payment of the applicable HM Land Registry fees or an acceptable undertaking in relation to the same;

(vii)copies of all Authorisations (if any) required in connection with the charging of the London Manufacturing Facility and the Shannon Manufacturing Facility in favour of the Administrative Agent;

(viii)all title documents relating to the Shannon Manufacturing Facility or an acceptable undertaking to hold the same to the order of the Secured Parties;

(ix)all necessary Property Registration Authority forms in relation to the charging of the Shannon Manufacturing Facility in favour of the Administrative Agent;

(x)an acceptable undertaking to assist with Property Registration Authority queries relating to the registration of the Shannon Manufacturing Facility in the name of the Irish Subsidiary Guarantor and the registration of the charge over the Shannon Manufacturing Facility in favour of the Administrative Agent;

(xi)undertaking from of the Irish Subsidiary Guarantor to assist with Property Registration Authority queries relating to the registration of the Shannon Manufacturing Facility in the name of the Irish Subsidiary Guarantor and the registration of the charge over the Shannon Manufacturing Facility in favour of the Administrative Agent;

(xii)Clear or duly explained and certified Land Registry / Registry of Deeds and planning searches in respect of the Shannon Manufacturing Facility showing no adverse acts appearing;

(xiii)Sworn Family Home Declaration in relation to the Shannon Manufacturing Facility;

(xiv)Sworn Declaration re compliance with leasehold covenants in relation to the Shannon Manufacturing Facility; and

(xv)Letter from ALG addressed to the Land Registry authorising William Fry to take control over dealing D2022LR029852T.

In this Section, an “acceptable undertaking” means a solicitor’s undertaking from a firm of solicitors regulated by the Solicitors Regulation Authority or the Irish Law Society (as applicable) and approved for this purpose by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent.

(r)Process Agent. Evidence that any process agent referred to in clause 21 (Service of process) of the English Law Security Agreement had accepted its appointment.

6.02Conditions to the issuance and sale of the Tranche 2 Notes. During the Tranche 2 Notes Draw Period, the Issuer may request that the Noteholders subscribe for the Tranche 2 Notes in an aggregate principal amount of $25,000,000; provided that the making of the subscription for the Tranche 2 Notes shall be subject to the prior consent of the Majority Noteholders in their sole discretion after receiving such request from the Issuer, and no Noteholder shall have any commitment to make or participate in the subscription for the Tranche 2 Notes unless the Majority Noteholders have provided such consent in writing to the Issuer, the Administrative Agent and the other Noteholders hereunder. In the event (and only in the event) the Majority Noteholders so consent to subscribe for the Tranche 2 Notes, in whole or in part, as provided above, the obligation of the Noteholders to fund their respective Proportionate Shares of the subscription for the Tranche 2 Notes at their sole discretion shall be subject to the delivery of a Notes Subscription Request by the Issuer, the delivery of a funds flow memorandum by the Issuer summarizing, in reasonable detail, the use of proceeds of the Tranche 2 Facility, and the prior or concurrent satisfaction (or waiver thereof by the Administrative Agent) of such customary additional conditions as the Majority Noteholders may reasonably request (including some or all conditions of the type set forth in Section 6.01).

SECTION 7

REPRESENTATIONS AND WARRANTIES

The Issuer and each other Obligor hereby jointly and severally represent and warrant to the Administrative Agent and each Noteholder that:

7.01Power and Authority. The Issuer and each of its Subsidiaries (i) is duly organized or incorporated, as applicable, and validly existing under the laws of its jurisdiction of organization or incorporation, as applicable, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own or lease its assets and carry on its business as now being or as proposed to be conducted, including all Healthcare Permits, other than could not reasonably be expected to result in a Material Adverse Effect, (iii) is qualified to do business and is in good standing (or equivalent) in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to execute, deliver and perform its obligations under each of the Notes Documents to which it is a party and, in the case of the Issuer, to issue the Notes hereunder.

7.02Authorization; Enforceability. Each Transaction to which an Obligor is a party (or to which it or any of its assets or properties is subject) are within such Obligor’s corporate or other powers and have been duly authorized by all necessary corporate action including, if required, approval by all necessary holders of Equity Interests. This Agreement has been duly executed and delivered by such Obligor and constitutes, and each of the other Notes Documents to which it is a party when executed and delivered by such Obligor, will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights; (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) solely in respect of the English Guarantor and the Irish Subsidiary Guarantor, the Legal Reservations or the Perfection Requirements.

7.03Governmental and Other Approvals for Execution and Delivery of the Notes Document, etc.; No Conflicts. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person (other than those that have been duly obtained or made and which are in full force and effect) is required in connection with the due execution, delivery or performance by, any Obligor of any Notes Document to which it is a party, except for such approvals, consents, exemptions, authorizations, actions or notices (including such filings and recordings that have been or will be made on the Closing Date in respect of perfecting or recording the Liens created pursuant to the Security Documents) that have been duly obtained, taken or made and that are in full force and effect. None of the Transactions will (i) violate or conflict with any Law, other than any such violation that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) violate or conflict with any Organic Document of the Issuer or any of its Subsidiaries, (iii) violate or conflict with any Governmental Approval of any Governmental Authority binding upon the Issuer or any of its Subsidiaries other than any such violation that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iv) violate or result in a default under any Material Agreement other than any such violation that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Obligor. The Issuer, its Subsidiaries and their respective properties and businesses are in compliance in all material respects with all applicable Laws (including Healthcare Laws) and Governmental Approvals applicable to such Person and its properties or businesses, as the case may be.

7.04Financial Statements; Material Adverse Change.

(a)Financial Statements. The Issuer has heretofore furnished to the Administrative Agent and the Noteholders certain consolidated financial statements as provided for in Section 6.01(e). Such financial statements, and all other financial statements delivered by the Issuer pursuant hereto (including Section 6.01) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Issuer and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Sections 8.01(a) and 8.01(b). Neither the Issuer nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments required to be disclosed in the aforementioned financial statements and related footnotes in accordance with GAAP that are not disclosed therein.

(b)No Material Adverse Change. Since December 31, 2021, there has been no Material Adverse Change.

7.05Properties.

(a)Property Generally. With respect to all real and personal assets and properties of the Issuer and each of its Subsidiaries (other than Intellectual Property which is covered in clause (b) below), the Issuer and each of its Subsidiaries has good and marketable fee simple title to, valid leasehold interests or other equivalent rights in, all such real and personal assets and property, whether tangible or intangible, material to its respective business and except as disclosed in a Certificate of Title, subject only to Permitted Liens and except for defects in title that do not, and are not reasonably anticipated to materially interfere with the ability of the Issuer or any such Subsidiaries, as the case may be, to utilize such assets and properties in the ordinary course of business as currently conducted and anticipated to be conducted.

(b)Intellectual Property.

(i)Schedule 7.05(b) contains, with respect to the Obligors and their respective Material Intellectual Property (set forth on an Obligor-by-Obligor basis and designated as to whether such Material Intellectual Property is owned or in-licensed):

(A)a complete and accurate list of all applied for, issued, or registered Patents owned by or licensed to the Obligors, including the jurisdiction and patent number, which would qualify as Material Intellectual Property;

(B)a complete and accurate list of all material applied for, or registered active Trademarks owned by or licensed to the Obligors, including the jurisdiction, trademark application or registration number and the application or registration date, which would qualify as Material Intellectual Property; and

(C)a complete and accurate list of all applied for or registered Copyrights owned by or licensed to the Obligors, which would qualify as Material Intellectual Property.

(ii)With respect to any such Intellectual Property listed on Schedule 7.05(b) that is designated as being in-licensed by the Obligors from a third party, there are no unpaid fees or royalties (or similar payment obligations) currently due and payable under or in respect of any such in-licensed Material Intellectual Property (or any license or other Contract related thereto) and, to the knowledge of the Issuer, such license is legal, valid, binding, enforceable, and in full force and effect. No Obligor is in material breach or default of any such license and, to the knowledge of the Issuer, no third party (including the licensor of any such licensed Material Intellectual Property) is in material breach or default of any such license that, in either case, could reasonably be expected to give rise to a right of rescission, termination, revision or amendment of any of any such license.

(iii)With respect to any such Material Intellectual Property listed on Schedule 7.05(b) that is designated as being owned by the Obligors, each Obligor, as the case may be, is the beneficial owner of all right, title and interest in and to such Person’s Material Intellectual Property that it owns, with no breaks in chain of title and with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever (other than Permitted Liens), and the Issuer or the applicable Obligor, as the case may be, has the right to use such Material Intellectual Property in the ordinary course of its respective business as currently conducted and as anticipated to be conducted. Without limiting the foregoing, and except as set forth on Schedule 7.05(b):

(A)other than as permitted by Section 9.09, neither the Issuer nor any Subsidiary Guarantor, has transferred ownership of any such Material Intellectual Property, in whole or in part, to any Person who is not an Obligor;

(B)other than (1) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, in each case as permitted pursuant to Section 9.19 or (2) licenses granted to the Issuer’s or any of its Subsidiaries’ customers or development partners in the ordinary course of business, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to any such Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict the Issuer or any of its Subsidiaries with respect to any such Material Intellectual Property in any material respect;

(C)the use by the Issuer or any of its Subsidiaries of any such Material Intellectual Property in the ordinary course of such Person’s businesses does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(D)(1) there are no pending or, to the Issuer’s knowledge, threatened in writing Claims against the Issuer or any of its Subsidiaries asserted by any other Person relating to any such Material Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Material Intellectual Property; and (2) neither the Issuer nor any of its Subsidiaries has received any written notice from, or Claim by, any other Person that the business of the Issuer or any of its Subsidiaries, the use of any such Material Intellectual Property by the Issuer or any of its Subsidiaries materially infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, or otherwise offer a license with respect to any Intellectual Property of any such other Person; and

(E)to the Issuer’s knowledge, no such Material Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Issuer; and, without limiting the foregoing, neither the Issuer nor any of its Subsidiaries has put any other Person on notice of actual or potential infringement, violation or misappropriation of any such Material Intellectual Property, and neither the Issuer nor any of its Subsidiaries has initiated the enforcement of any Claim with respect to any such Material Intellectual Property.

(iv)With respect to the owned Material Intellectual Property of the Obligors consisting of Patents listed on Schedule 7.05(b), except as set forth on Schedule 7.05(b), and without limiting the representations and warranties in Section 7.05(b)(iii):

(A)each of the issued claims in such Patents is valid and enforceable;

(B)each inventor named in such Patents has executed written Contracts with the Issuer or one of its Subsidiaries (or a predecessor-in-interest) that properly and irrevocably assigns to the Issuer or such Subsidiary (or such predecessor-in-interest) all of such inventor’s rights, title and interest to any of the Inventions claimed in such Patents;

(C)all such Patents are in good standing and none of the Patents, or the Inventions claimed in any such Patent, have been dedicated to the public;

(D)all prior art material to such Patents was adequately disclosed, to the extent such disclosure is required, to the relevant patent office or, to the Issuer’s knowledge, considered by the respective patent offices during prosecution of such Patents;

(E)subsequent to the issuance of such Patents, none of the Issuer, any of its Subsidiaries or any of their respective predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F)no subject matter designated allowable or allowed by the U.S. Patent and Trademark Office of such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, and such Patents are not and have not been the subject of any re-examination, opposition or any other post-grant proceedings, and neither the Issuer nor any of its Subsidiaries has knowledge of any basis for any such interference, re-examination, opposition, inter partes review, post grant review, or any other post-grant proceedings;

(G)no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, neither the Issuer nor any of its Subsidiaries has received any written, or to its knowledge, other notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H)neither the Issuer nor any of its Subsidiaries has received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any such Patents is more likely than not to succeed;

(I)(i) neither the Issuer nor any of its Subsidiaries, nor, any of their respective agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent and (ii) to the Issuer’s knowledge, no prior owner of any such Patent of the Issuer or any of its Subsidiaries, nor any of such prior owner’s agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent; and

(J)all maintenance fees, annuities, and the like due or payable on or with respect to any such Patents have been timely paid or the failure to so pay could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(v)The Material Intellectual Property listed on Schedule 7.05(b), together with the Issuer’s and its Subsidiaries’ lawful use of open source, freeware, is all the Intellectual Property necessary for the operation of the business of the Issuer and its Subsidiaries as it is currently conducted or as currently contemplated to be conducted.  Issuer and each of its Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its Material Intellectual Property consisting of trade secrets and confidential information, including unregistered Intellectual Property that is material to their respective businesses.

7.06No Actions or Proceedings.

(a)Litigation. Except as set forth on Schedule 7.06(a), there is no litigation, investigation or proceeding pending or, to the knowledge of the Issuer, threatened in writing, with respect to the Issuer or any of its Subsidiaries by or before any Governmental Authority or arbitrator that (i) could, individually or in the aggregate, reasonably be expected to result in an Event of Default or (ii) involves this Agreement, any other Notes Document, the Transactions or any Material Intellectual Property.

(b)Environmental Matters. The operations and property of the Issuer and each of its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to result in Material Adverse Effect.

(c)Labor Matters. There are no strikes, lockouts or other material labor disputes against the Issuer or any of its Subsidiaries or, to the Issuer’s knowledge, threatened in writing against or directly affecting the Issuer or any of its Subsidiaries, and no material unfair labor practice complaint is pending against the Issuer or any Subsidiary or, to the knowledge of the Issuer, threatened in writing against any of them before any Governmental Authority, in each case, that could reasonably be expected to result in a Material Adverse Effect. Except as set forth on

Schedule 7.06(c), neither the Issuer nor any of its Subsidiaries is a party to any collective bargaining agreements or similar Contracts, no union representation exists on any facilities of the Issuer or any of its Subsidiaries and the Issuer and its Subsidiaries do not have any knowledge of any union organizing activities that are taking place.

7.07Compliance with Laws and Agreements.

(a)Each of the Issuer and its Subsidiaries is in compliance with all applicable Laws and all Contracts binding upon it or its property, except (other than with respect to Material Intellectual Property) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing, or will occur as a result of the issuing of any Notes hereunder.

(b)Without limiting the generality of the foregoing, (i) each of the Issuer and its Subsidiaries is in material compliance with all applicable Healthcare Laws and Healthcare Permits, and (ii) during the past four (4) years neither the Issuer nor any of its Subsidiaries has received written notice by a Governmental Authority of any material violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and no such investigation, inspection, audit or other proceeding involving allegations of any such violation has been, to the knowledge of the Issuer, threatened in writing.

7.08Taxes. Except as set forth on Schedule 7.08, the Issuer and each of its Subsidiaries has timely filed or caused to be filed all federal and state income tax returns and other material tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate proceedings and for which, in each case, the Issuer or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09Full Disclosure. None of the reports, financial statements, certificates (other than the Certificates of Title) or other information furnished by or on behalf of the Obligors to the Administrative Agent or any Noteholder in connection with the negotiation of this Agreement and the other Notes Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood by the Administrative Agent and the Noteholders that such projected financial information is not to be viewed as facts, and that no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material). In respect of the Certificates of Title, the information supplied by or on behalf of the Obligors to the lawyers who prepared any Certificate of Title for the purpose of that Certificate of Title was true, complete and accurate as at the date of the Certificate of Title or (if appropriate) as at the date (if any) at which it is stated to be given and did not omit any information which, if disclosed, would make that information untrue or misleading in any material respect.

7.10Investment Company Act and Margin Stock Regulation.

(a)Investment Company Act. Neither the Issuer nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b)Margin Stock. Neither the Issuer nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Notes will be used to buy or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X.

7.11Solvency. The Issuer and its Subsidiaries, on a consolidated basis, are, and, immediately after issuing the Notes and the use of proceeds thereof, will be Solvent.

7.12Equity Holders, Subsidiaries and Other Investments.

(a)Set forth on Schedule 7.12(a) is a complete and correct list of all direct and indirect Subsidiaries of the Issuer. Each such Subsidiary is duly organized or incorporated, as applicable and validly existing under the jurisdiction of its organization or incorporation, as applicable shown in Schedule 7.12(a), and the percentage ownership by the Issuer of each such Subsidiary thereof is as shown in Schedule 7.12(a).

(b)Set forth on Schedule 7.12(b) is a complete and correct list of all other Equity Interests owned or held by the Issuer or any of its direct or indirect Subsidiaries in any Person that does not qualify as a direct or indirect Subsidiary of the Issuer. Schedule 7.12(b) also sets forth, in reasonable detail, the type of Equity Interest held by each Obligor in such other Person and the fully-diluted percentage ownership held beneficially by the Issuer or one or more of its Subsidiaries, as the case may be, such other Person.

7.13Continuing Secured Indebtedness. Set forth on Schedule 7.13 is a complete and correct list of all Indebtedness of the Issuer and each of its Subsidiaries outstanding as of the date hereof that (i) will remain outstanding immediately after the issuing of the Notes and the application of proceeds therefrom on the Closing Date and (ii) is secured by a Lien on assets or property of the Issuer or any of its Subsidiaries.

7.14Material Agreements. Except as set forth on Schedule 7.14, as of the Closing Date, all Material Agreements have been publically disclosed. Neither the Issuer nor any of its Subsidiaries is in default under any such Material Agreement, and the Issuer does not have knowledge of any material default by any counterparty to any such Material Agreement and there are no pending or, to the Issuer’s knowledge, threatened material adverse Claims against the Issuer or any of its Subsidiaries asserted by any other Person relating to any such Material Agreements, including any such Claims of breach or default thereunder.

7.15Restrictive Agreements. Except as set forth on Schedule 7.15, neither the Issuer nor any of its Subsidiaries is subject to any Restrictive Agreement, except those permitted under Section 9.11.

7.16Real Property. Except as set forth on Schedule 7.16, neither the Issuer nor any of its Subsidiaries owns or leases (as a tenant) any real property.

7.17Pension Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) each Benefit Plan, and each trust thereunder, intended to qualify for tax-exempt status under Section 401 or 501 of the Code or other applicable Law so qualifies, (b) each Benefit Plan and Foreign Pension Plan is in compliance with all applicable provisions of ERISA, the Code or other applicable Law, (c) no ERISA Event has occurred or is reasonably expected to occur, (d) the Issuer and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained, (e) as of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and none of the Issuer, any of its Subsidiaries nor any of their ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date and (f) neither the Issuer nor any of its ERISA Affiliates has or would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18Priority of Obligations; Collateral; Security Interest. No monetary Obligation arising hereunder or under any Notes Document, or arising in connection herewith or therewith, is contractually subordinated to any other Indebtedness of the Obligors. Subject to the Legal Reservations and Perfection Requirements solely in respect of the English Guarantor and the Irish Subsidiary Guarantor, each Security Document is effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject to such Security Document, each such security interest is legal, valid and enforceable, and each such security interest is perfected to the extent required by the applicable Security Document on a first-priority basis (subject to Permitted Liens that may apply to specific items of Collateral permitted pursuant to Section 9.02) and secures the Obligations.

7.19Governmental Approvals in Respect of Ordinary Course Activities, Etc. The Issuer and each of its Subsidiaries hold, and will continue to hold, either directly or through licensees or agents, all Governmental Approvals, including all Healthcare Permits, necessary or required for the Issuer and each of its Subsidiaries to engage in and otherwise conduct their respective operations and businesses in the ordinary course, including their commercialization and development of products.

7.20Transactions with Affiliates. Except as set forth on Schedule 7.20, neither the Issuer nor any of its Subsidiaries is a party to any transaction with any Affiliate that would be prohibited pursuant to Section 9.10 hereof.

7.21Sanctions. Neither the Issuer nor any of its Subsidiaries, any of their respective directors, officers, or employees nor, to the knowledge of the Issuer, agents or other Persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is operating, organized or resident in any Designated Jurisdiction, (iii) is engaged in any transactions with, or for the benefit of, any Person who is the target of Sanctions or who is operating, organized or resident in any Designated Jurisdiction in violation of Sanctions or (iv) is in violation of Sanctions. No Notes, nor the proceeds from any Notes, will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or any activity or business of any Person located, organized or residing in any Designated Jurisdiction, in violation of Sanctions or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Administrative Agent, the Noteholders and their Affiliates) of Sanctions.

7.22Anti-Corruption. Neither the Issuer nor any of its Subsidiaries, any of their respective directors, officers or employees nor, to the knowledge of the Issuer, any agents or other Persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption Law or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment.

7.23Deposit and Disbursement Accounts and Investment Accounts. Schedule 7.23 contains a list of all banks and other financial institutions at which the Obligors maintain deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, and such Schedule correctly identifies the name and address of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.

7.24Centre of Main Interests. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulation), the Issuer’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of organization and it has no "establishment" (as that term is used in Article 2(10) of the Regulations) in any other jurisdiction.

SECTION 8

AFFIRMATIVE COVENANTS

The Obligors jointly and severally covenant and agree with the Administrative Agent and the Noteholders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been paid in full in cash:

8.01Financial Statements and Other Information. The Issuer shall furnish to the Administrative Agent (with sufficient copies for each Noteholder):

(a)As soon as available and in any event within (i) forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year and (ii) ninety (90) days after the end of the last fiscal quarter of each fiscal year, (i) a consolidated balance sheet of the Issuer and its Subsidiaries as of the end of such fiscal quarter, and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Issuer and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Issuer stating that (x) such financial statements fairly present in all material respects the financial condition of the Issuer and its Subsidiaries as at such date and (y) the results of operations of the Issuer and its Subsidiaries for the period ended on such date have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes; provided that documents required to be furnished pursuant to this Section 8.01(a) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” (with the related certificate separately delivered).

(b)As soon as available and in any event within ninety (90) days after the end of each fiscal year, (i) the consolidated balance sheets of the Issuer and its Subsidiaries as of the end of such fiscal year, and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Issuer and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with Public Company Accounting Oversight Board standards and shall not be subject to (x) with respect to any such reports or opinions prepared for any fiscal year ending after December 31, 2022, any “ going concern” or similar qualification or exception (other than any such qualification or exception in respect of the Issuer’s failure to have access to sufficient cash to pay the Obligations in full on the Maturity Date) or (y) any qualification or exception as to the scope of such audit, and in the case of such consolidating financial statements, certified by a Responsible Officer of the Issuer; provided that documents required to be furnished pursuant to this Section 8.01(b) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(c)Together with the financial statements required pursuant to Sections 8.01(a) and 8.01(b), (i) a management discussion and analysis (“MD&A”), prepared in writing and in reasonable detail in a manner consistent with the requirements of Item 303 of Regulation S–K of the Securities Act, discussing the Issuer’s financial condition and results of operations as set forth in such financial statements; provided that for so long as Issuer remains (A) a “smaller reporting company” as defined in the Securities Act and Exchange Act and/or (B) an emerging growth company (as defined in the Jumpstart Our Business Startups Act of 2012) through the end of an applicable reporting period, any reduced disclosure obligations under SEC rules relating to the MD&A applicable to smaller reporting companies and/or emerging growth companies shall apply and (ii) a compliance certificate of a Responsible Officer, substantially in the form of Exhibit E (a “Compliance Certificate”), as of the end of the applicable accounting period, including, with respect to the financial statement delivered pursuant to Section 8.01(b), details of any issues that are material that are raised by the Issuer’s auditors. In addition, promptly following the Administrative Agent’s reasonable request, reasonable proof of the Issuer’s compliance with Section 10.01.

(d)[Reserved].

(e)Promptly after the same are released, copies of all press releases; provided that documents required to be furnished pursuant to this Section 8.01(e) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” or on the Issuer’s website.

(f)Promptly, and in any event within five (5) Business Days after receipt, by an Obligor thereof, copies of each material notice or other material correspondence received from any securities regulator or exchange to the authority of which the Issuer or any Obligor may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Issuer or any Obligor; provided that documents required to be furnished pursuant to this Section 8.01(f) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(g)Promptly (and in any event within five (5) Business Days of delivery) after the same are available, copies of each annual report, proxy or financial statement and any other statements, reports, communications and notices (including board kits) made available to the Issuer’s Board or holders of the Equity Interests of the Issuer or any of its Subsidiaries (including copies of all annual, regular, periodic and special reports and registration statements which the Issuer or any its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which the Issuer or such Subsidiary, as applicable, may become subject from time to time); provided that documents required to be furnished pursuant to this Section 8.01(g) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”. Notwithstanding the foregoing, any materials delivered to a member of the Board of Issuer that is a representative of Administrative Agent or its Affiliates shall satisfy the requirements of this clause (g) so long as such member is permitted to provide such materials to the Administrative Agent.

(h)Promptly following Administrative Agent’s reasonable request, the information regarding insurance maintained by the Issuer and its Subsidiaries as required under Section 8.05.

(i)Within thirty (30) days following the end of each calendar month, evidence satisfactory to the Administrative Agent, based upon the Issuer’s bank account statements, that the Issuer has met its minimum liquidity requirement set forth in Section 10.01.

(j)Such other information respecting the operations, properties, business, liabilities or condition (financial or otherwise) of the Obligors (including with respect to the Collateral) as the Administrative Agent may from time to time reasonably request.

The Issuer hereby acknowledges that the Administrative Agent or the Noteholders may not wish to receive material non-public information with respect to the Issuer or its Affiliates, or the respective securities of any of the foregoing, and the Administrative Agent, the Noteholders or their respective personnel may be engaged in investment and other market-related activities with respect to such Persons’ securities. In order to avoid disclosing material non-public information, the parties hereto covenant and agree that Issuer will not become obligated to provide the Administrative Agent, any Noteholder or their respective representatives or agents with any information pursuant to this Section 8.01 other than information that is required to be publicly disclosed by the SEC and is publicly available on “EDGAR”, unless (x) the Administrative Agent or its Affiliates have a representative on the Board of the Issuer or (y) prior thereto, the Administrative Agent or a Noteholder, as the case may be, shall have notified the Issuer in writing that it consents to receive such information.

8.02Notices of Material Events. On or within five (5) Business Days (or such longer or shorter period as may be expressly set forth below) after a Responsible Officer of the Issuer first learns of or acquires knowledge with respect to any of the below events or circumstances, the Issuer shall furnish to the Administrative Agent written notice thereof (prepared in reasonable detail):

(a)The occurrence of any Default.

(b)The occurrence of any event with respect to any property or assets of the Issuer or any of its Subsidiaries resulting in a Loss aggregating $2,500,000 (or the Equivalent Amount in other currencies) or more.

(c)Any written or filed Claim, action, suit, notice of violation, hearing, investigation or other proceedings pending, or to the best of the Issuer’s knowledge, threatened against or affecting the Issuer or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, whether made by a Governmental Authority or other Person that, if adversely determined could reasonably be expected to result in a Loss of $2,500,000 or more.

(d)(i) On or prior to the date of any filing by Issuer or any of its ERISA Affiliates of any notice of intent to terminate any Title IV Plan that could reasonably be expected to result in a Material Adverse Effect, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of the Issuer knows (A) that an ERISA Event that could reasonably be expected to result in a Material Adverse Effect has occurred or is reasonably expected to occur or (B) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan and could reasonably be expected to result in a Material Adverse Effect, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect to either of the foregoing, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(e)Concurrently with the delivery of the Compliance Certificate pursuant to Section 8.01(c), the receipt by the Issuer or any of its Subsidiaries of any notice of a material breach, subject to any applicable cure period, under or in respect of any Material Agreement.

(f)The reports and notices as required by the Security Documents.

(g)Within thirty (30) days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01 with respect to the first fiscal period to which such change is applicable, notice of any material change in accounting policies or financial reporting practices by the Obligors; provided that disclosure in the notes to such financial statements, if any, shall be deemed to satisfy the requirements of this Section 8.02(g).

(h)Notice of any labor controversy resulting in or threatening to result in any strike, permanent work stoppage, boycott, shutdown or other material labor disruption against or involving the Issuer or any of its Subsidiaries.

(i)Notice of infringement or alleged infringement of any Material Intellectual Property of another Person by Issuer or any of its Subsidiaries that, if adversely determined could reasonably be expected to result in a Loss of $2,500,000 or more.

(j)Within seven (7) Business Days, any change to Obligors’ ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to the Administrative Agent, a notice setting forth a complete and correct list of all such accounts as of the date of such change.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Issuer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to this Section 8.02 shall be deemed to have been delivered on the date that such information shall have been made publicly available on “EDGAR” so long as such information has been made publicly available within the five (5) Business Day period set forth above. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Notes Document.

The Issuer hereby acknowledges that the Administrative Agent or the Noteholders may not wish to receive material non-public information with respect to the Issuer or its Affiliates, or the respective securities of any of the foregoing, and the Administrative Agent, the Noteholders or their respective personnel may be engaged in investment and other market-related activities with respect to such Persons’ securities. In order to avoid disclosing material non-public information, the parties hereto covenant and agree that, as except for any notice required pursuant to clause (a) above, Issuer will not become obligated to provide the Administrative Agent, any Noteholder or their respective representatives or agents with any information pursuant to this Section 8.02 other than information that is required to be publicly disclosed by the SEC and is publicly available on “EDGAR”, unless (x) the Administrative Agent or its Affiliates have a representative on the Board of the Issuer or (y) prior thereto, the Administrative Agent or a Noteholder, as the case may be, shall have notified the Issuer in writing that it consents to receive such information.

8.03Existence; Conduct of Business. The Issuer shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all Governmental Approvals material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04Payment of Obligations. The Issuer shall, and shall cause each of its Subsidiaries to, pay and discharge its material obligations, including (i) all material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful Claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Issuer or any of its Subsidiaries, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, and (ii) all other lawful Claims which, if unpaid, would by Law become a Lien upon any properties or assets of the Issuer or any of its Subsidiaries, other than any Permitted Lien.

8.05Insurance. The Issuer shall, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and with coverage amounts of at least $2,000,000 in general liability insurance with a $5,000,000 umbrella. Upon the request of the Administrative Agent, the Issuer shall furnish to the Administrative Agent from time to time: (i) full information as to the insurance carried by the Issuer and each of its Subsidiaries and, if so requested, copies of all such insurance policies and (ii) a certificate from the Issuer’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance in respect of the Collateral have been paid and that such policies are in full force and effect. The Issuer shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies in respect of the Collateral shall provide that they shall not be terminated or cancelled without at least thirty (30) days’ (ten (10) days for nonpayment of premium) prior written notice to the Issuer and the Administrative Agent. Receipt of notice of cancellation or modification of any such insurance policies or reduction of coverage or amounts thereunder shall entitle any Secured Party to renew any such policies, cause the coverage and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Issuer (payable on demand).

8.06Books and Records; Inspection Rights. The Issuer shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Issuer shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Noteholder, upon reasonable prior written notice and during normal business hours, to visit and reasonably inspect its properties, to reasonably examine and make extracts from its books and records (excluding records subject to attorney-client privilege, subject to binding confidentiality agreements with third parties that preclude disclosure to any Secured Party (acting in such capacity) not entered into in contemplation of this Section 8.06 or subject to confidentiality restrictions pursuant to applicable Law (including HIPAA)), and to discuss its affairs, finances and condition (financial or otherwise) with its officers and, if necessary after such discussions with such Obligor’s officers, its independent accountants, all at such reasonable times (but not more often than once per year unless an Event of Default has occurred and is continuing) as the Administrative Agent or the Noteholders may reasonably request; provided that no notice shall be required if an Event of Default has occurred and is continuing. The Issuer shall pay all reasonable and documented costs and expenses of all such inspections.

8.07Compliance with Laws and Material Agreements. The Issuer shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Laws and Governmental Approvals (including Environmental Laws and all Healthcare Laws and Healthcare Permits), and (ii) use commercially reasonable efforts to remain in compliance with, and perform all obligations under or in connection with, all Healthcare Permits and Material Agreements in accordance with the terms and conditions set forth in Section 9.12(b).

8.08Maintenance of Properties, Etc. The Issuer shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties, whether tangible or intangible, necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size or, in accordance with the terms of any lease of a Manufacturing Facility under which the Issuer or its Subsidiaries holds an interest, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09Governmental Approvals, Etc. The Issuer shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Approvals (including all Healthcare Permits) necessary in connection with (i) the execution, delivery and performance of the Notes Documents, (ii) the consummation of the Transactions and (iii) the operation and conduct of their respective businesses and the ownership of their respective properties, except, in the case of clause (iii) above, where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Issuer’s and its Subsidiaries’ business.

8.10Action under Environmental Laws. The Issuer shall, and shall cause each of its Subsidiaries to, upon becoming aware of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all commercially reasonable actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, to restore their respective businesses, operations and properties to a condition in each case, in material compliance with applicable Environmental Laws.

8.11Use of Proceeds. The proceeds of the Commitments or any amounts extended for the subscription for Tranche 2 Notes shall be used only as provided in Section 2.04. Without limiting the foregoing, no part of the proceeds of the Commitments or any amounts extended for the subscription for Tranche 2 Notes shall be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U and Regulation X.

8.12Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)Subsidiary Guarantors. The Issuer shall take such action from time to time as shall be necessary to ensure that (x) each of its Subsidiaries that is a party to this Agreement as of the Closing Date will be and will remain an Obligor and Subsidiary Guarantor hereunder (except as otherwise permitted by Section 9.03), and (y) each direct or indirect Subsidiary of the Subsidiary Guarantors (other than any Immaterial Subsidiary), whether direct or indirect, now existing or hereafter created, will, within thirty (30) days of becoming a Subsidiary of a Subsidiary Guarantor, become a “Subsidiary Guarantor” pursuant to this Section 8.12. Without limiting the generality of the foregoing, in the event that any Subsidiary Guarantor shall form or acquire any new Subsidiary (other than any Immaterial Subsidiary), the Issuer shall, within thirty (30) days (or such longer period as the Administrative Agent, in its reasonable discretion, may consent to) of such formation or acquisition, cause such Subsidiary (other than any Immaterial Subsidiary) to become a “Subsidiary Guarantor” hereunder, a “Grantor” (or the equivalent thereof) under any applicable Security Document, and a “Subsidiary Party” under the Intercompany Subordination Agreement;

(b)The Issuer shall, except with respect to any Immaterial Subsidiary, take such action or cause such new Subsidiary to take such action (including joining the applicable Security Document and delivering any certificated Equity Interests together with undated transfer powers executed in blank, applicable control agreements and other instruments) as shall be reasonably necessary or reasonably requested by the Administrative Agent to create and perfect, in favor of the Administrative Agent, for the benefit of the Secured Parties, valid and enforceable first priority

Liens (other than Permitted Liens) on all Deposit Accounts, Securities Accounts and Commodity Accounts of such new Subsidiary as collateral security for the Obligations hereunder; provided that any such security interest or Lien shall be subject to the applicable Security Documents;

(i)to the extent that the parent of such new Subsidiary (other than any Immaterial Subsidiary) has not pledged Equity Interests in its Subsidiaries in accordance with the terms of the relevant Security Document and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all outstanding issued Equity Interests of such new Subsidiary; and

(ii)deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Issuer pursuant to Section 6.01 or as the Administrative Agent shall have reasonably requested.

(c)Further Assurances.

(i)The Issuer shall, and shall cause each of its direct or indirect Subsidiaries (including any newly formed or newly acquired Subsidiaries (other than any Immaterial Subsidiary)) to take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement and the applicable Security Documents.

(ii)Without limiting the generality of the foregoing, within thirty (30) days following written request from the Administrative Agent, the Issuer shall cause each Person that is required to be a Subsidiary Guarantor or an Obligor hereunder to take such action from time to time (including executing and delivering such Security Documents and delivering its certificated Equity Interests together with undated transfer powers executed in blank) as shall be reasonably requested by the Administrative Agent to create, in favor of the Secured Parties, perfected security interests and Liens on the Manufacturing Facilities and all Deposit Accounts, Securities Accounts and Commodity Accounts of such Person and all Equity Interests in each Subsidiary Guarantor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to Permitted Liens and the relevant requirements of the applicable Security Documents.

8.13Termination of Non-Permitted Liens. In the event that the Issuer or any of its Subsidiaries shall obtain knowledge of, or be notified by the Administrative Agent or any Noteholder of the existence of, any outstanding Lien against any assets or property of the Issuer or any of its Subsidiaries, which Lien is not a Permitted Lien, the Issuer shall use commercially reasonable efforts to promptly terminate or cause the termination of such Lien.

8.14Maintenance of the Governmental Approvals and Intellectual Property. The Issuer shall cause each of its Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all material Governmental Approvals, Healthcare Permits, Material Intellectual Property and other rights, interest or assets (whether tangible or intangible) reasonably necessary for its ordinary course of business and commercial efforts as currently conducted and as anticipated to be conducted, in each case, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (ii) promptly upon obtaining knowledge thereof, notify the

Administrative Agent of any infringement or other violation by any Person of the Issuer’s or Subsidiary Guarantors’ Material Intellectual Property, and take commercially reasonable efforts to pursue any such infringement or other violation, except in any specific circumstance where the Issuer reasonably determines in good faith that it is not commercially reasonable to do so, (iii) use commercially reasonable efforts to pursue and maintain in full force and effect all new Material Intellectual Property created, developed, or acquired by the Issuer or any of its Subsidiaries, as the case may be, that are necessary for ordinary course commercial or business activities or operations of such Person, and (iv) promptly after obtaining knowledge thereof, notify the Administrative Agent of any written Claim by any Person that the conduct of the business of the Issuer or any of its Subsidiaries has infringed upon any Intellectual Property of such Person that could reasonably be expected to result in a Material Adverse Effect.

8.15ERISA and Foreign Pension Plan Compliance. Except as could not reasonably be expected to result in a Material Adverse Effect, the Issuer shall comply, and shall cause each of its Subsidiaries to comply, with the provisions of ERISA or applicable Law with respect to any Plans or Foreign Pension Plans to which the Issuer or any such Subsidiary is a party as an employer.

8.16Cash Management. The Issuer shall, and shall cause the Subsidiary Guarantors to:

(a)maintain at all times the Minimum Liquidity Account and all deposit accounts, disbursement accounts, investment accounts (and other similar cash or bank accounts) and lockboxes located in the U.S. or non-U.S. and held by any Subsidiary Guarantor with a bank or financial institution, except as permitted pursuant to clause (b) below, that has executed and delivered to the Administrative Agent an account control agreement (or, in respect of an account in the United Kingdom and Ireland, evidence that each relevant Obligor delivered to the relevant account bank a notice of assignment in respect of the account and has used reasonable endeavors to ensure that each Account Bank acknowledges the notice), in form and substance reasonably acceptable to the Administrative Agent (each of the Minimum Liquidity Account and such deposit account, disbursement account, investment account (or other similar cash or bank account) and lockbox, a “Controlled Account”); each such Controlled Account shall secure payment of the Obligations, and each Obligor shall have granted a Lien to the Administrative Agent, for the benefit of the Secured Parties, over such Controlled Accounts. For the avoidance of doubt, no account control agreements shall be required in respect of any bank account held in Ireland or England; and

(b)deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof (if and to the extent received), all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts receivable, Contracts or any other rights and interests into the applicable Controlled Accounts.

Notwithstanding the foregoing or in any Notes Document to the contrary, neither the Issuer nor any of its Subsidiaries shall be required to obtain an account control agreement (or, in respect of an account in the United Kingdom and Ireland, evidence that each relevant Obligor delivered to the relevant account bank a notice of assignment in respect of the account) for any deposit accounts, disbursement accounts, investment accounts (and other similar cash or bank accounts) and lockboxes that (i) in respect of the Irish Subsidiary Guarantor, are established and maintained in connection with any IDA Grant, in an amount not to exceed €2,200,000 in aggregate at any one time or (ii) in respect of the English Guarantor, are for the sole purpose of holding cash or cash equivalents that serves as collateral security under any letter of credit or other obligation not prohibited by this Agreement.

8.17Title, Headleases, Power to Remedy. The Issuer shall, and shall cause each of its Subsidiaries to, (i) exercise its rights and comply in all respects with any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting a Manufacturing Facility, (ii) exercise its rights and comply with its obligations under each Headlease in a proper and timely manner, (iii) use its reasonable endeavours to ensure that each landlord complies with its obligations under each Headlease in a proper and timely manner, (iv) if so required by the Administrative Agent, apply for relief against forfeiture of any Headlease in a proper and timely manner, and (v) in the event that an Obligor fails to perform any obligations under the Notes Documents affecting its Manufacturing Facility, that Obligor must allow the Administrative Agent or its agents and contractors (A) to enter any part of its Manufacturing Facility, (B) to comply with or object to any notice served on the Obligor in respect of its Manufacturing Facility and (C) to take any action that the Administrative Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice.

8.18Register of Mortgages and Charges. The Issuer shall, within three (3) Business Days of the Closing Date, update its register of mortgages and charges to reflect the security granted by the Issuer pursuant to the applicable Security Documents, in form and substance reasonably satisfactory to the Administrative Agent.

8.19Post-Closing Covenants.

(a)Within twenty (20) Business Days of the Closing Date (or such later date as an Independent Appraiser may reasonably request or as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received a valuation and appraisal report, prepared by an Independent Appraiser instructed and appointed by the Administrative Agent (the “Valuation Report”), which report shall be in scope and substance reasonably satisfactory to the Administrative Agent and shall confirm the fair market value of:

(i)the London Manufacturing Facility is not less than [***] (or Equivalent Amount); and

(ii)the Shannon Manufacturing Facility is not less than [***] (or Equivalent Amount).

(b)If the fair market value of the London Manufacturing Facility confirmed by the Valuation Report exceeds [***] (or Equivalent Amount) then within 10 Business Days of the receipt of the Valuation Report by the Issuer, the Issuer shall have delivered to the Administrative Agent an endorsement of:

(i)the Dual Asset no-search insurance policy dated 29 July 2022 (with reference 00-87868222N0); and

(ii)the Dual Asset title insurance policy dated 14 December 2018 and varied by an endorsement dated 29 July 2022 (with reference 00-39858418K0),

increasing the indemnity limit of each policy from [***] to the sum equal to the fair market value of the London Manufacturing Facility confirmed by the Valuation Report (or Equivalent Amount) and the Issuer shall pay the premium for each endorsement when it falls due.

(c)Within six (6) weeks of the issue of a certificate of practical completion in relation to the Works, the Issuer shall furnish to the Noteholders and their solicitors copies of the following:

(i)an architect’s opinion on compliance with planning permission and an architect's opinion on compliance with the building regulations in RIAI format which shall include all confirmations and other documents referred to or relied upon therein;

(ii)a copy of any approvals, consents, permissions and licences of any competent authority that may from time to time be required to enable the Issuer to commence and carry out the Works including without limitation any planning permission, commencement notice, fire safety certificate or disability access certificate required by the Building Control Acts 1990 to 2014 required or obtained in relation to the Works (the “Requisite Consents”);

(iii)a copy of the receipts for any financial contributions payable by the Issuer pursuant to the Requisite Consents; and

(iv)certificate of compliance on completion within the meaning of the Building Control (Amendment) Regulations 2014.

(d)Within thirty (30) Business Days of the Closing Date, (or such later date as the Administrative Agent may agree in its reasonable discretion), the Issuer shall deliver to the Administrative Agent short form security agreements, in form and substance reasonably satisfactory to the Administrative Agent, evidencing a grant of security over Issuer’s rights to insurance proceeds.

8.20Undertaking to list. The Issuer shall use reasonable endeavours to list all the Notes hereunder on a Recognised Stock Exchange promptly following issuance and in any event prior to February 2, 2023, and thereafter to maintain a listing of all the Notes hereunder on a Recognised Stock Exchange for so long as such Notes are outstanding; provided that if the Issuer is unable to obtain admission to such listing or if at any time the Issuer determines that it will not maintain such listing, it will use its reasonable endeavours to obtain (prior to the delisting of the Notes from such Recognised Stock Exchange) and thereafter maintain a listing of such Notes on another Recognised Stock Exchange.

SECTION 9

NEGATIVE COVENANTS

The Obligors jointly and severally covenant and agree with the Administrative Agent and the Noteholders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been paid in full in cash:

9.01Indebtedness. The Issuer shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a)the Obligations;

(b)Indebtedness existing on the Closing Date and set forth on Schedule 7.13 and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c)accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Issuer’s or such Subsidiary’s business in accordance with customary terms and paid within one hundred twenty (120) days of becoming due, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP for any such amounts over $5,000,000;

(d)Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

(e)Indebtedness of any Obligor owing to any of its Subsidiaries or to another Obligor; provided that, in each case, such Indebtedness is subordinated to the Obligations subject to the Intercompany Subordination Agreement;

(f)Guarantees by any Obligor of outstanding Permitted Indebtedness of any other Obligor; provided that to the extent that any such Permitted Indebtedness is subordinated to the Obligations, such Guarantees shall be similarly subordinated;

(g)ordinary course of business equipment financing, leasing and Capital Lease Obligations; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $7,000,000 (or the Equivalent Amount in other currencies) in the aggregate at any time;

(h)Indebtedness under Hedging Agreements permitted by Section 9.05(e);

(i)with respect to any Permitted Acquisition, Indebtedness assumed in connection with such Permitted Acquisition; provided that, (i) no such Indebtedness shall have been created or incurred in connection with, or in contemplation of, such Acquisition or this Section 9.01(i), and (ii) the aggregate amount of Indebtedness permitted pursuant to this Section 9.01(i) shall not exceed $5,000,000 (or the Equivalent Amount in other currencies) at any time outstanding, inclusive of all related Contingent Acquisition Obligations;

(j)Indebtedness consisting of the financing of insurance premiums in respect of insurance policies insuring assets or businesses of an Obligor written or arranged in such Obligor’s ordinary course of business;

(k)Indebtedness incurred in connection with cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer, automatic clearing house arrangements, cash pooling arrangements, netting services, over draft protections, merchant services and other cash management and similar arrangements of an Obligor or any of its Subsidiaries, in each case incurred in the ordinary course of business;

(l)Indebtedness incurred under performance, surety, bid, statutory and appeal bonds, completion guarantees and other similar obligations, in each case in the ordinary course of business;

(m)Indebtedness in respect of worker’s compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business;

(n)Indebtedness in respect of letters of credit, bank guarantees or similar instruments incurred in the ordinary course of business; provided that the aggregate face amount of all such letters of credit, bank guarantees or other instruments (including letters of credit outstanding on the Closing Date) shall not exceed $5,000,000 at any time outstanding;

(o)Indebtedness consisting of Investments permitted pursuant to Section 9.05;

(p)Permitted Convertible Indebtedness; provided that the aggregate amount of all such Indebtedness permitted pursuant to this Section 9.01(p) shall not exceed $150,000,000 (or the Equivalent Amount in other currencies) at any time outstanding;

(q)advances or deposits from customers or vendors received in the ordinary course of business;

(r)Indebtedness incurred in connection with IDA Grants not to exceed €2,200,000 in the aggregate at any time outstanding; and

(s)other unsecured Indebtedness in an aggregate amount not to exceed $5,000,000 in the aggregate at any time outstanding.

9.02Liens. The Issuer shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it or such Subsidiary, except:

(a)Liens securing the Obligations;

(b)any Lien on any property or asset of the Issuer or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 9.02; provided that (i) no such Lien shall extend to any other property or asset of the Issuer or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)Liens securing Indebtedness permitted under Section 9.01(g); provided that such Liens are restricted solely to the collateral permitted to be secured by Section 9.01(g);

(d)Liens imposed by any applicable Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens, materialmen and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e)pledges or deposits made in the ordinary course of business in connection with (i) real property leases entered into in the ordinary course of business, (ii) obligations in respect of workers’ compensation, unemployment insurance or other similar social security legislation, to the extent permitted pursuant to Section 9.01(m), or (iii) obligations in respect of surety or appeal bonds, bid or performance bonds, or other obligations of a like nature, to the extent permitted pursuant to Section 9.01(l);

(f)Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g)servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any applicable Law or by any lease pursuant to which an Obligor holds its interest in a Manufacturing Facility and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respects with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries;

(h)with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable Law or expressed in any lease pursuant to which an Obligor holds its interest in a Manufacturing Facility; (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any applicable Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respects with the ordinary conduct of the business of any of the Obligors or its Subsidiaries and (iv) leases or subleases of real property in the ordinary course of business;

(i)bankers’ liens, rights of setoff and similar Liens incurred on deposits made to a bank on deposit accounts to the extent permitted to be made hereunder in the ordinary course of business;

(j)any judgment Lien not constituting an Event of Default;

(k)interests of lessors and sublessors under operating leases, interests of licensors or sublicensors under license agreements, and with respect to any realty occupied by any Obligor or any of its Subsidiaries, all easements, rights of way, reservations, licenses, covenants encroachments, variations and similar restrictions, charges and encumbrances on title that, in any such case or event, do not secure monetary obligations (other than any Permitted Lien set out in Schedule 9.02) and do not materially impair the use of such property for its intended purposes;

(l)Liens on cash held on deposit to secure letters of credit, bank guarantees or similar instruments permitted under Section 9.01(n) in an amount not to exceed the face amount of such letters of credit, bank guarantees or similar instruments, so long as such cash is held in segregated accounts maintained with the issuers of such letters of credit, bank guarantees or similar instruments;

(m)Liens securing Indebtedness permitted under Section 9.01(i); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition or this Agreement, (ii) such Lien shall not apply to any other property or assets of the Issuer or any of its Subsidiaries other than the property or assets being acquired pursuant to such Permitted Acquisition, (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such Lien does not secure any Contingent Acquisition Obligation;

(n)(i) Liens arising from rights of licensees or licensors, as the case may be, arising under licenses permitted pursuant to Section 9.19, and (ii) any ordinary course interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any inbound license or lease agreement permitted pursuant to Section 9.19;

(o)Liens securing Indebtedness permitted by Section 9.01(j); provided that such Lien shall be solely limited to the applicable insurance policies, supporting documentation relating thereto and the Obligor’s right to receive proceeds under such insurance policy with respect to which such Indebtedness has been incurred;

(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q)Liens referred to in any Certificate of Title;

(r) Liens securing Indebtedness permitted under Section 9.01(r); or

(s)Liens on the Specified Assets so long as the Specified Assets Conditions are satisfied both immediately before and after giving effect to the creation of any such Lien.

9.03Fundamental Changes, Acquisitions, Etc. The Issuer shall not, and shall not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any Disqualified Equity Interests, or (iv) other than Permitted Acquisitions, make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, or be a party to any Acquisition of, any Person, except, so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur as a result therefrom, for the following:

(a)Investments permitted under Section 9.05;

(b)any Permitted Acquisitions;

(c)the merger, amalgamation or consolidation of (i) any Subsidiary with or into any Obligor; provided that with respect to any such transaction involving the Issuer or any other Obligor, the Issuer or such Obligor, as the case may be, must be the surviving or successor entity of such transaction and (ii) any Immaterial Subsidiary with or into any other Immaterial Subsidiary;

(d)the sale, lease, transfer or other disposition by any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any other Obligor;

(e)(i) the sale, lease, transfer or other disposition by any Immaterial Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any other Immaterial Subsidiary or to any Obligor, or (ii) the sale, transfer or other disposition of the Equity Interests of any Immaterial Subsidiary to any other Immaterial Subsidiary or to any Obligor; and

(f)the issuance, sale, transfer or other disposition of the Equity Interests of any Subsidiary Guarantor to any other Obligor.

9.04Lines of Business. The Issuer shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business engaged in on the Closing Date by such Persons or a business reasonably related or ancillary thereto or a reasonable extension thereof.

9.05Investments. The Issuer shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a)Investments outstanding on the Closing Date and identified on Schedule 9.05 and any modification, replacement, renewal or extension thereof to the extent not involving new or additional Investments;

(b)extensions of credit in the nature of accounts receivable or notes receivable arising from (i) the sales of goods or services in the ordinary course of business and prepaid royalties, (ii) the satisfaction or partial satisfaction thereof to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in good faith and in the ordinary course of business or (iii) the satisfaction, partial satisfaction or enforcement of Indebtedness or Claims due or owing to an Obligor or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or Claims in good faith and in the ordinary course of business;

(c)Permitted Cash Equivalent Investments;

(d)Investments by Issuer or any other Subsidiary of the Issuer in (i) the Issuer, (ii) any Subsidiary Guarantor, or (iii) any other Subsidiary of the Issuer for (A) operating expenses incurred in the ordinary course of business and consistent with past practices or (B) other Investments to any other Subsidiary of the Issuer; provided that the fair value of all such Investments made pursuant to this clause (iii)(B) shall not exceed $2,000,000 in the aggregate per fiscal year;

(e)Hedging Agreements entered into in the Issuer’s or any of its Subsidiaries’ ordinary course of business for the purpose of hedging currency risks or interest rate risks (but not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $5,000,000 (or the Equivalent Amount in other currencies);

(f)Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities and landlords to secure office space and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the ordinary course of business;

(g)employee loans, travel advances and guarantees in accordance with the Issuer’s usual and customary practices with respect thereto (if permitted by applicable Law) which in the aggregate shall not exceed $1,000,000 outstanding at any time (or the Equivalent Amount in other currencies);

(h)Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(i)Investments permitted under Section 9.03;

(j)advances and extensions of credit (including to trade creditors) in the nature of trade payables made in connection with the purchases of goods or services in the ordinary course of business;

(k)Investments made or acquired as a result of consideration received in connection with any Asset Sale permitted under Section 9.09 or Permitted Acquisition; provided that all such Investments made pursuant to this clause (k) shall not exceed €2,200,000 in the aggregate since the Closing Date;

(l)Investments in the form of non-cash loans and advances in an aggregate amount not to exceed $2,500,000 outstanding at any one time to employees, officers, and directors of any Obligor or any of its Subsidiaries for the purpose of purchasing Qualified Equity Interests in the Issuer so long as the proceeds of such loans are used in their entirety to purchase such Qualified Equity Interests in the Issuer;

(m)the entry into and payment of any premium in connection with any Permitted Bond Hedge Transaction;

(n)Investments involving the Specified Assets so long as the Specified Assets Conditions are met and satisfied;

(o)Investments in connection with IDA Grants in an aggregate amount not to exceed €2,200,000 at any time outstanding;

(p)Investments by the Obligors in Subsidiaries pursuant to Tax sharing arrangements, transfer pricing arrangements or cost plus arrangements, in each case, solely as between or among the Obligors and one or more of their Subsidiaries; and

(q)other Investments in an aggregate amount not to exceed $2,500,000 in the aggregate since the Closing Date.

9.06Restricted Payments. The Issuer shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a)dividends with respect to the Issuer’s Equity Interests payable solely in shares of its Qualified Equity Interests (or the equivalent thereof);

(b)the Issuer’s purchase, redemption, retirement or other acquisition of its Equity Interests that (i) with respect to any such Person, the aggregate purchase, redemption, retirement or other acquisition cost or price does not exceed $1,000,000 in the aggregate since the Closing Date and (ii) with respect to all such purchases, redemptions, retirements or other acquisitions made pursuant to this Section 9.06(b) since the Closing Date, the aggregate cost or price does not exceed $4,000,000;

(c)dividends paid by any Subsidiary Guarantor to any other Obligor;

(d)upon the death, incapacity or termination of any natural person that is a holder of Qualified Equity Interests of the Issuer or the exercise of a right of first refusal or similar right in respect of any such holder, the Issuer may repurchase the stock of such Qualified Equity Interests of such holder or such holder’s family, trusts, estates and heirs pursuant to stock repurchase agreements in an amount not to exceed $1,000,000 per fiscal year;

(e)cash in lieu of the issuance of fractional shares not to exceed $1,000,000 per fiscal year;

(f)dividends paid by any Immaterial Subsidiary to any other Immaterial Subsidiary or to any Obligor;

(g)repurchases of Qualified Equity Interests deemed to occur upon the exercise of stock options or warrants if such repurchased Qualified Equity Interests represents a portion of the exercise price of such options or warrants pursuant to a “cashless exercise” or similar feature;

(h)repurchases of Qualified Equity Interests deemed to occur upon withholding of a portion of the Qualified Equity Interests granted or awarded to a current or former director, officer, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof); provided that, in each case, no such repurchases shall exceed $1,000,000 per year (calculated since the Closing Date), in the aggregate for all employees; and

(i)(i) the payment of the purchase price of any Permitted Bond Hedge Transaction or (ii) the settlement, unwinding or termination of all or any portion of any Permitted Warrant Transaction by (I) set-off against the concurrent settlement, unwind or other termination of all or any portion of any related Permitted Bond Hedge Transaction or (II) delivery of ordinary shares.

Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of the ordinary shares), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, ordinary shares, following a merger event or other change of the ordinary shares, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Indebtedness shall not constitute a Restricted Payment by the Issuer for the purposes of this Section 9.06; provided that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Indebtedness (excluding any required payment of interest with respect to such Permitted Convertible Indebtedness and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Indebtedness (including, for the avoidance of doubt, the case where there is no Bond Hedge Transaction relating to such Permitted Convertible Indebtedness), the payment of such excess cash shall not be permitted by this paragraph.

Notwithstanding the foregoing, the Issuer may repurchase, exchange or induce the conversion of Permitted Convertible Indebtedness by delivery of shares of ordinary shares and/or a different series of Permitted Convertible Indebtedness and/or by payment of cash (in an amount that does not exceed the proceeds received by Issuer from the substantially concurrent issuance of ordinary shares and/or Permitted Convertible Indebtedness plus the net cash proceeds, if any, received by Issuer pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Indebtedness that is so repurchased, exchanged or converted, Issuer shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Indebtedness that are so repurchased, exchanged or converted.

9.07Payments of Indebtedness. The Issuer shall not, and shall not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations and (ii) scheduled or other mandatory payments of other Permitted Indebtedness (other than any Permitted Convertible Indebtedness) that are not otherwise prohibited or limited pursuant to any subordination or similar contract that is binding upon the Issuer, any such Subsidiary or any holder of such Permitted Indebtedness.

Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of the ordinary shares), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, ordinary shares, following a merger event or other change of the ordinary shares, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Indebtedness shall not violate this Section 9.07; provided that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Indebtedness (excluding any required payment of interest with respect to such Permitted Convertible Indebtedness and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Indebtedness (including, for the avoidance of doubt, the case where there is no Bond Hedge Transaction relating to such Permitted Convertible Indebtedness), the payment of such excess cash shall not be permitted by the preceding sentence.

Notwithstanding the foregoing, Issuer may repurchase, exchange or induce the conversion of Permitted Convertible Indebtedness by delivery of shares of ordinary shares and/or a different series of Permitted Convertible Indebtedness and/or by payment of cash (in an amount that does not exceed the proceeds received by Issuer from the substantially concurrent issuance of ordinary shares and/or Permitted Convertible Indebtedness plus the net cash proceeds, if any, received by Issuer pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Indebtedness that is so repurchased, exchanged or converted, Issuer shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Indebtedness that are so repurchased, exchanged or converted.

9.08Change in Fiscal Year. The Issuer shall not, and shall not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the Closing Date, except to change the fiscal year of a Subsidiary acquired in connection with a Permitted Acquisition to conform its fiscal year to that of the Issuer.

9.09Sales of Assets, Etc. Except as set forth below, the Issuer shall not, and shall not permit any of its Subsidiaries to sell, lease, transfer, or otherwise dispose of any of its assets or property (including accounts receivable, Material Intellectual Property or Equity Interests of Subsidiaries), grant or enter into any Exclusive License (other than any Exclusive License that is not prohibited by this Agreement), forgive, release or compromise any amount owed to the Issuer or such Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”); provided that Asset Sales of the type described in clauses (c), (d), (e), (f), (i), (l) and (m) shall only be permitted so long as no Event of Default has occurred or could reasonably be expected to result from such Asset Sale:

(a)sales of inventory in the ordinary course of its business on ordinary business terms;

(b)the forgiveness, release or compromise of any amount owed to any Obligor or Subsidiary in the ordinary course of business;

(c)transfers of assets or property by any Subsidiary to an Obligor;

(d)transfers of assets or property by an Immaterial Subsidiary to any other Immaterial Subsidiary;

(e)dispositions of any assets or property that is obsolete or worn out or no longer used or useful in the Business;

(f)in connection with any transaction permitted under Sections 9.02, 9.03, 9.05 or 9.06 or 9.10;

(g)the sale, assignment, transfer, disposition or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business that have been written down by the Issuer acting in good faith and consistent with its historical collection practices;

(h)any dispositions as a result of any involuntary loss, damage or destruction of property as a result of a Casualty Event or transfers of property to insurance companies in exchange for casualty insurance proceeds;

(i)the sale or issuance of Qualified Equity Interests of the Issuer and the issuance by any of the Issuer’s Subsidiaries of Qualified Equity Interests to the Issuer or any Obligor;

(j)the abandonment of issued Patents, issued Trademarks and issued Copyrights of the Issuer and its Subsidiaries to the extent such issued Patents, issued Trademarks and issued Copyrights do not qualify as Material Intellectual Property and are not in the good faith judgment of the Issuer useful to, or required in, the conduct of the business of the Obligors or any of their Subsidiaries;

(k)the abandonment or other disposition of a lease or sublease of real property that is, in the commercially reasonable judgment of the Issuer, not used or useful in the conduct of the business of the Obligors or any of their Subsidiaries;

(l)licenses, development and other collaborative agreements where such arrangement provide for the license of Patents, Trademarks, Copyrights and other Intellectual Property Rights to the extent permitted pursuant to Section 9.19 hereof;

(m)dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(n)dispositions or licenses of the Specified Assets so long as the Specified Assets Conditions are met and satisfied; and

(o)dispositions of assets (other than accounts receivable or Intellectual Property) not otherwise permitted pursuant to clauses (a) through (n) above; provided that such dispositions are made at fair market value for cash and the aggregate fair market value of all assets disposed of in all such dispositions (including the proposed disposition) would not exceed $2,500,000 in the aggregate since the Closing Date.

9.10Transactions with Affiliates. The Issuer shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions or arrangements with, any of its Affiliates, except:

(a)transactions between or among Obligors and their Subsidiaries to the extent permitted hereunder (including, for the avoidance of doubt, any such transactions that are permitted by Section 9.05);

(b)customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Issuer or any of its Subsidiaries in the ordinary course of business;

(c)payments by the Obligors and their Subsidiaries pursuant to Tax sharing arrangements, transfer pricing arrangements or cost plus arrangements, in each case, solely as between or among the Obligors and one or more of their Subsidiaries;

(d)issuance of Qualified Equity Interests not resulting in a Change of Control and otherwise permitted hereunder;

(e)transactions between or involving Perceptive Credit Holdings III, LP and its Affiliates;

(f)transactions in connection with the Janssen Collaboration Agreement; and

(g)any other transaction of any Obligor or any of its Subsidiaries that is (i) on fair and reasonable terms that are no less favorable (including with respect to the amount of cash or other consideration receivable or payable in connection therewith) to such Obligor or such Subsidiary, as applicable, than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate of such Obligor or such Subsidiary and (ii) of the kind which would be entered into by a prudent Person in the position of such Obligor or such Subsidiary, as applicable, with another Person that is not an Affiliate of such Obligor or such Subsidiary, as applicable.

9.11Restrictive Agreements. The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Notes Documents, (ii) customary restrictions and conditions contained in agreements relating to an Asset Sale permitted pursuant to Section 9.09; provided that such restrictions and conditions apply only to the Subsidiary or property or asset that is to be sold and were not created or imposed in contemplation of this Agreement, (iii) restrictions and conditions imposed by any agreement relating to Permitted Indebtedness that is secured by a Permitted Lien so long as such restrictions or conditions apply only to the property or assets securing such Permitted Indebtedness and were not created or imposed in contemplation of this Agreement, (iv) any agreement or restriction or condition in effect at the time any Person becomes a Subsidiary pursuant to a Permitted Acquisition, so long as such agreement or restriction or condition was not entered into in contemplation of such Person becoming a Subsidiary and does not extend to any assets, properties or businesses other than those acquired pursuant to such Permitted Acquisition, (v) customary provisions in leases and subleases entered into in compliance with Section 9.13 or licenses entered into in compliance with Section 9.19, in either case restricting the assignment thereof or restricting the grant of Liens in such lease, sublease or license, as the case may be, (vi) restrictions on pledges or deposits made in the ordinary course of business in connection with leases or obligations permitted pursuant to Section 9.02(e), and (vii) Restrictive Agreements set forth on Schedule 7.15; provided further that, any term or provision of the foregoing notwithstanding, no such Restrictive Agreement otherwise permitted under this Section shall be permitted in the event it in any way restricts, prohibits or otherwise prevents (x) the execution, delivery and performance of the Obligations or any Secured Party’s rights or remedies in respect thereof, (y) the exercise of remedies by the Administrative Agent against the Issuer or any Subsidiary following an Event of Default as contemplated by the Notes Documents or (z) the performance of the obligations of the Issuer pursuant to Section 8.12 hereof.

9.12Modifications of Organic Documents; Termination of Material Agreements.. The Issuer shall not, and shall not permit any of its Subsidiaries to:

(a)waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document that could reasonably be expected to have a negative adverse effect on (x) any Obligations or any interests, rights or remedies of any Secured Party in respect of the Notes Documents or (y) any rights or remedies of any Noteholder in respect of any Warrant Certificate (or, to the extent the Noteholder has exercised its rights under any Warrant Certificate, such Noteholder’s rights as a holder of the Issuer’s Equity Interests) except, for purposes of this clause (y) only, to the extent such modification would not negatively adversely and disproportionately affect such Noteholder when compared with the effect of such modification on all other holders of the same series or class of Equity Interests; or

(b)Except with respect to the Material Agreements set forth on Schedule 9.12(b), take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or; or take any action that permits any Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration, in each case, only to the extent such termination would negatively adversely and disproportionately affect the Administrative Agent or the Noteholders.

9.13Sales and Leasebacks. Except as disclosed on Schedule 9.13, the Issuer shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Person intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.14Hazardous Material. The Issuer shall not, and shall not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

9.15Accounting Changes. The Issuer shall not, and shall not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.16Compliance with ERISA. Neither Issuer nor any of its ERISA Affiliates shall cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Issuer nor any of its Subsidiaries shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan that could reasonably be expected to result in a Material Adverse Effect.

9.17[Reserved].

9.18Sanctions; Anti-Corruption Use of Proceeds. The Issuer shall not, directly or knowingly indirectly, use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) to fund any activities or business of or with any Person, that, at the time of such funding, is, or whose government is, the subject of Sanctions or in any Designated Jurisdiction, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Notes, whether as Administrative Agent, Noteholder, underwriter, advisor, investor, or otherwise).

9.19Inbound and Outbound Licenses.

(a)Inbound Licenses. Except for the UCL Licenses and Janssen Collaboration Agreement, the Issuer shall not, and shall not permit any of its Subsidiaries to, enter into or become bound by any inbound license agreement that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, which agreement, and that requires the Issuer or any of its Subsidiaries, as the case may be, during any twelve (12) month period during the term of such license agreement, to make aggregate payments in excess of [***] unless (i) the licensor under such license is a non-Affiliated third party and (ii) such license has been entered into by the Issuer or one of its Subsidiaries as the case may be, in the ordinary course of business and the commercial terms of such license otherwise comply with Section 9.10; provided that inbound license agreements in the nature of ordinary course customer contracts, application programming interfaces (APIs), over the counter software that are commercially available to the public shall not be prohibited by this clause (a).

(b)Outbound Licenses. The Issuer shall not, and shall not permit any of its Subsidiaries to, enter into or become bound by any outbound license of Material Intellectual Property that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect unless such outbound license (i) does not impair the Administrative Agent or any Secured Party from fully exercising their respective rights in respect of Collateral under any of the Notes Documents in the event of the exercise of remedies, including a disposition or liquidation in connection with a foreclosure of any such Collateral, or any rights, assets or property related thereto, and (ii) is not an Exclusive License; provided that, any term or provision of this Section 9.19(b) or otherwise in this Agreement to the contrary notwithstanding, so long as the Specified Assets Conditions are met and satisfied as of the effective time of any outbound license (or similar arrangement) of Specified Assets, this Section 9.19(b) shall not apply to any outbound license of Specified Assets.

9.20Title, Headleases, Development. The Issuer shall not, and shall not permit any of its Subsidiaries to, (i) agree to any amendment, supplement, waiver, surrender or release of any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting a Manufacturing Facility, (ii) agree to any amendment, supplement, waiver, surrender or release of any Headlease, (iii) exercise any right to break, determine or extend any Headlease, (iv) agree to any rent review in respect of any Headlease, (v) do or allow to be done any act as a result of which any Headlease may become liable to forfeiture or otherwise be terminated, (vi) do or allow to be done any act as a result of which the Overage Deed may be amended or triggered or (vii) make or allow to be made any application for planning permission in respect of any part of any Manufacturing Facility or carry out, or allow to be carried out, any demolition, construction, structural alterations or additions, development or other similar operations in respect of any part of any Manufacturing Facility, other than (A) the maintenance of the buildings, plant, machinery, fixtures and fittings in accordance with the Notes Documents, (B) any alterations or improvements which a tenant is entitled to undertake in accordance with the terms of the relevant Lease Document and in respect of which an Obligor in its capacity as landlord is required to give its consent pursuant to the terms of that Lease Document, (C) the carrying out of non-structural improvements or alterations which affect only the interior of any building on any Manufacturing Facility or (D) as disclosed in the Certificate of Title for the Shannon Manufacturing Facility and the continued planned buildout of the Shannon Manufacturing Facility up to an aggregate principal amount of [***] pursuant to Issuer’s Board approved projected budget; provided that, to the extent (A) through (D) do not apply, any such actions can be undertaken by the Issuer or its Subsidiaries with the consent of the Administrative Agent (not to be unreasonably withheld or delayed).

SECTION 10

FINANCIAL COVENANTS

10.01Minimum Liquidity. The Issuer shall at all times maintain a minimum aggregate balance of three million dollars ($3,000,000) in cash and Permitted Cash Equivalent Investments in a Controlled Account maintained with a commercial bank or similar deposit-taking institution in the U.S. (such Controlled Account, the “Minimum Liquidity Account”) that is free and clear of all Liens, other than Permitted Liens.

10.02Phase III Trial. The Issuer shall have enrolled in a Phase III trial for AAV–RPGR with Johnson & Johnson on or before June 30, 2023.

10.03Shannon Manufacturing Facility. The Shannon Manufacturing Facility meets or satisfies all applicable “good manufacturing practice” requirements on or before December 31, 2023 and any additional quality standards the facility markets or represents it satisfies, including without limitation cGMP.

SECTION 11

EVENTS OF DEFAULT

11.01Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)Principal or Interest Payment Default. The Issuer shall fail to pay any principal of the Notes, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for redemption thereof or otherwise.

(b)Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days of the due date thereof.

(c)Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Issuer or any of its Subsidiaries in or in connection with this Agreement or any other Notes Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Notes Document or any amendment or modification hereof or thereof, shall, when taken as a whole: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d)Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.02, 8.03 (with respect to the Issuer’s existence) 8.11, 8.12, 8.19, Section 9 or Sections 10.01 or 10.02.

(e)Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), 11.01(b) or 11.01(d)) or any other Notes Document, and in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days.

(f)Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g)Other Defaults on Other Indebtedness. Any material breach of, or “event of default” or similar event under, any Contract governing any Material Indebtedness shall occur, or and shall continue after the applicable grace period, if any, (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, or (y) any redemption, exchange, repurchase, conversion or settlement with respect to any Permitted Convertible Indebtedness, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default.

(h)Insolvency, Bankruptcy, Etc.

(i)Any Obligor does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or enters into a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii)Any Obligor commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii)Any Obligor institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, examinership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding (in each case, other than any liquidation, dissolution or winding-up permitted pursuant to Section 9.03).

(iv)Any Obligor applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, provisional liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v)Any Obligor takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi)Any petition is filed, application made or other proceeding instituted in a court of competent jurisdiction against or in respect of any Obligor:

(A)seeking to adjudicate it as insolvent;

(B)seeking a receiving order against it;

(C)seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, examinership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D)seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, provisional liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding (i.e. clauses (A) through (D) of this provision) continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against any Obligor thereunder in the interim, such grace period will cease to apply; provided, further, that if such Obligor files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii)Any other event occurs which, under the applicable Law of any applicable jurisdiction, has an effect equivalent to any of the events referred to in Section 11.01(h).

(i)Judgments. One or more final judgments for the payment of money in an aggregate amount in excess of $2,000,000 (or the Equivalent Amount in other currencies) (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has not rejected responsibility to cover such judgment) shall be rendered against the Issuer or any Obligor or any combination thereof and the same shall remain undismissed, unsatisfied or undischarged for a period of sixty (60) calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j)ERISA and Pension Plans. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(k)Change of Control. A Change of Control shall have occurred.

(l)Material Adverse Change, Etc. A Material Adverse Change or Material Adverse Effect shall have occurred.

(m)Impairment of Security, Etc. If any of the following events occurs, and with respect to the following clause (i), other than as a result of the acts or omissions of the Administrative Agent or any Noteholder: (i) any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) to the extent perfection is required herein or therein, other than solely as the result of any action(s) taken by the Administrative Agent or the failure of the Administrative Agent to take any action(s) within its control, or any combination thereof, which does not arise from a breach of any Notes Document by an Obligor, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, or (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Notes Document.

11.02Remedies. Upon the occurrence and during the continuance of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), the Administrative Agent may, by notice to the Issuer, declare the Notes then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Notes, at the Early Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of an Event of Default described in Section 11.01(h), the principal of the Notes then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Notes, at the Early Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

11.03Additional Remedies. In the event any Event of Default has occurred and is continuing, if the Issuer or any of its Subsidiaries shall be in uncured default under a Material Agreement, the Administrative Agent or the Noteholders shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including without limitation by paying any unpaid amount thereunder) and otherwise exercise any and all rights of the Issuer or such Subsidiary, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, the Issuer and each of its Subsidiaries shall promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may reasonably be required of the Issuer or such Subsidiary to permit the Administrative Agent and the Noteholders to cure any default under the applicable Material Agreement or permit the Administrative Agent and the Noteholders to take such other action required to enable the Administrative Agent and the Noteholders to cure or remedy the matter in default and preserve the interests of the Administrative Agent or Noteholders. Any amounts paid by the Administrative Agent or Noteholders pursuant to this Section 11.04 shall be payable on demand by Obligors, shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”

SECTION 12

THE ADMINISTRATIVE AGENT

12.01Appointment and Duties. Subject in all cases to clause (c) below:

(a)Appointment of the Administrative Agent. Each of the Noteholders hereby irrevocably appoints Perceptive Credit Holdings III, LP (together with any successor the Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Notes Document and accept delivery thereof on its behalf from the Issuer or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Notes Document and (iii) exercise such powers as are reasonably incidental thereto.

(b)Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Noteholders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Noteholders with respect to all payments and collections arising in connection with the Notes Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding); provided that (i) the Administrative Agent shall only be required to act in such agency capacity if it has notified the Issuer and the Noteholders in writing that it has elected to do so, and (ii) so long as the Administrative Agent has not delivered any such election notice it shall not be deemed to be acting as a disbursing and collecting agent for any other Noteholder or Secured Party and no Person (including any Withholding Agent) shall be authorized to make any payment to the Administrative Agent for such purpose, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Notes Documents, (vi) except as may be otherwise specified in any Notes Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Notes Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Notes Documents on behalf of any Noteholder that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Noteholder to act as collateral sub-agent for the Administrative Agent and the Noteholders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by any Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Noteholder, and may further authorize and direct the Noteholders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Noteholder hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)Limited Duties. The Noteholders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Notes Documents, the Administrative Agent (i) is acting solely on behalf of the Noteholders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Notes Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Notes Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Noteholder or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Notes Document (fiduciary or otherwise), and each

Noteholder hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c).

12.02Binding Effect. Each Noteholder agrees that (i) any action taken by the Administrative Agent or the Majority Noteholders (or, if expressly required hereby, a greater proportion of the Noteholders) in accordance with the provisions of the Notes Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Noteholders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Majority Noteholders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03Use of Discretion.

(a)No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Notes Document or (ii) pursuant to instructions from the Majority Noteholders (or, where expressly required by the terms of this Agreement, a greater proportion of the Noteholders).

(b)Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Noteholders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Parties thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Notes Document, applicable Law or the best interests of the Administrative Agent or any of its Affiliates or Related Parties.

12.04Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Notes Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by the Administrative Agent.

12.05Reliance and Liability.

(a)The Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Notes Document, and each Noteholder and the Issuer hereby waives and shall not assert (and the Issuer shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i)shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Noteholders or for the actions or omissions of any of their Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Notes Document;

(iii)makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Notes Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Notes Documents; and

(iv)shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Notes Document, whether any condition set forth in any Notes Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Issuer, any Noteholder describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Noteholders);

and, for each of the items set forth in clauses (i) through (iv) above, each Noteholder and the Issuer hereby waives and agrees not to assert (and the Issuer shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative

Agent or any of its Affiliates subscribes for or purchases any Notes or otherwise becomes a Noteholder hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Noteholder and the terms “Noteholder”, “Majority Noteholder”, and any similar terms shall, except where otherwise expressly provided in any Notes Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Noteholder or as one of the Majority Noteholders, respectively.

12.07Noteholder Credit Decision. Each Noteholder acknowledges that it has, independently and without reliance upon the Administrative Agent, any Noteholder or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Notes Document or with respect to any transaction contemplated in any Notes Document, in each case based on such documents and information as it shall deem appropriate.

12.08Expenses; Indemnities.

(a)Each Noteholder agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Noteholder’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Notes Document.

(b)Each Noteholder further agrees to indemnify the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor), from and against such Noteholder’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Noteholder) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Notes Document or any other act, event or transaction related, contemplated in or attendant to any such Notes Document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or with respect to any of the foregoing; provided that no Noteholder shall be liable to the Administrative Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09Resignation of the Administrative Agent.

(a)At any time upon not less than five (5) Business Days prior written notice, the Administrative Agent may resign as the “the Administrative Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Administrative Agent), effective on the date set forth in such notice, which effective date shall not be less than five (5) (or more than thirty (30)) days following delivery of such notice. If the Administrative Agent delivers any such notice, the Majority Noteholders shall have the right to appoint a successor (which successor shall not be a Disqualified Institution) to the Administrative Agent; provided that if a successor to the Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of the Noteholders, appoint any Person reasonably chosen by it (other than a Disqualified Institution) as the successor to the Administrative Agent.

(b)Effective immediately upon its resignation, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Notes Documents to the extent set forth in the applicable resignation notice, (ii) the Noteholders shall assume and perform all of the duties of the Administrative Agent until a successor the Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Notes Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because the Administrative Agent had been, validly acting as the Administrative Agent under the Notes Documents or (y) any continuing duties such resigning Administrative Agent continues to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor the Administrative Agent its rights as the Administrative Agent under the Notes Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor the Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Notes Documents.

12.10Release of Collateral or Guarantees. Each Noteholder hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:

(a)any Subsidiary of the Issuer from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Notes Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12(a); and

(b)any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor or any of its Subsidiaries in an Asset Sale permitted by the Notes Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 9.02(c) and (iii) all of the Collateral and all Obligors, upon (w) termination of the Commitments, (x) payment and satisfaction in full of the Notes and all other Obligations (other than (i) for the Warrant Obligations and (y) contingent obligations as to which no Claims have been asserted) that the Administrative Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnified Party that is owed such Obligations and (z) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Obligors each in form and substance acceptable to the Administrative Agent.

Each Noteholder hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Issuer, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 12.10.

12.11Additional Secured Parties. The benefit of the provisions of the Notes Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Noteholder so long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Noteholders (or, where expressly required by the terms of this Agreement, a greater proportion of the Noteholders) to the same extent a Noteholder is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Administrative Agent and each Noteholder shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Notes Document.

SECTION 13

GUARANTEE

13.01The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Administrative Agent and the Noteholders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Notes, all fees and other amounts and Obligations from time to time owing to the Administrative Agent and the Noteholders by the Issuer and each other Obligor under this Agreement or under any other Notes Document (other than in the case of the Irish Subsidiary Guarantor, the Warrant Certificate), in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Issuer or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors shall promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same shall be promptly paid in full when due

(whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Issuer or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Noteholder exhaust any right, power or remedy or proceed against the Issuer or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Issuer in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they shall indemnify the Secured Parties on demand for all reasonable costs and expenses (including reasonable and documented fees of counsel) properly incurred by such

Persons in connection with such rescission or restoration, including any such costs and expenses properly incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.04Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent obligations for which no Claim has been asserted) and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.01, whether by subrogation or otherwise, against the Issuer or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Noteholders, on the other hand, the obligations of the Issuer under this Agreement and under the other Notes Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Issuer and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Issuer) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.06Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Noteholders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.07Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08General Limitation on Guarantee Obligations. (a) In any action or proceeding involving any provincial, territorial or state corporate Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, any Noteholder or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding; and (b) notwithstanding anything to the contrary in this Agreement, the obligations, liabilities and undertakings under this Agreement (including in the guarantee in this section 13) shall not be deemed to be undertaken or incurred by an Irish Subsidiary Guarantor to the extent that the same would constitute unlawful financial assistance prohibited by Section 82 of the Irish Companies Act (or any analogous provision of any other applicable Law).

SECTION 14

MISCELLANEOUS

14.01No Waiver. No failure on the part of the Administrative Agent or the Noteholders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Notes Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Notes Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

14.02Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Notes Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Issuer, another Obligor, the Administrative Agent or any Noteholder, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notwithstanding anything to the contrary in this Agreement or any other Notes Document, notices, documents, certificates and other deliverables to the Noteholders by any Obligor may be made solely to the Administrative Agent and the Administrative Agent shall promptly deliver such notices, documents, certificates and other deliverables to the Noteholders.

14.03Expenses, Indemnification, Etc.

(a)Expenses. Issuer agrees to pay or reimburse (i) the Administrative Agent and the Noteholders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of Morrison & Foerster LLP, counsel to the Administrative Agent, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Notes Documents and the issuing of the Notes (exclusive of post-closing costs), (y) post-closing costs and expenses (including in connection with the listing of the Notes on a Recognised Stock Exchange in accordance with Section 8.20), any amendments, consents, waivers or other modifications, if any) and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Notes Documents (whether or not consummated) and (ii) the Administrative Agent and the Noteholders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented out of pocket fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b)Exculpation, Indemnification, etc.

(i)In no event shall any party hereto, any successor, transferee or assignee of any party hereto, or any of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors or controlling parties (each, an “Exculpated Party”) have any obligation or responsibility for (and the Obligors and the Secured Parties, as applicable, jointly and severally waive any claims they may have in respect of) any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Notes Document or any of the Transactions or the actual or proposed use of the proceeds of the Notes; provided that, nothing in this clause (i) shall relieve any Obligor of any obligation such Obligor may have to indemnify an Indemnified Party, as provided in clause (ii) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party. Each party hereto agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any Claim against any Exculpated Party with respect to any of the foregoing.

(c)Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent, each Noteholder, each of their respective permitted successors, transferees and assigns and each of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding (each, a “Proceeding”) or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Notes Documents or the Transactions or any use made or proposed to be made with the proceeds of the Notes, whether or not such Proceeding is brought by any Obligor, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any Claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Notes Documents or any of the Transactions or the actual or proposed use of the proceeds of the Notes. This Section 14.03(b) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax Claim.

14.04Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Notes Document may be modified or supplemented only by an instrument in writing signed by the Issuer, the Administrative Agent and the Majority Noteholders; provided that:

(a)any such modification or supplement that is disproportionately adverse to any Noteholder as compared to other Noteholders or subjects any Noteholder to any additional obligation shall not be effective without the consent of such affected Noteholder;

(b)the consent of all of the Noteholders shall be required to:

(i)amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Notes Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Notes or any Commitment;

(ii)postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Noteholders;

(iii)reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest shall only require the consent of Majority Noteholders) or the amount of interest payable in cash specified herein in respect of any Note, or of any fees or other amounts payable hereunder or under any other Notes Document;

(iv)amend or waive compliance with the conditions precedent to the obligations of Noteholders to subscribe for Notes in Section 6;

(v)amend, modify, discharge, terminate or waive any Security Document if the effect is to discharge the Issuer or any Subsidiary from their respective Obligations, or release a material part of the Collateral, in each case other than pursuant to the terms of hereof and thereof; or

(vi)amend this Section 14.04 or the definition of “Majority Noteholders”.

(c)if the Administrative Agent and the Issuer shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Notes Documents, then the Administrative Agent and the Issuer shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Notes Document if the same is not objected to in writing by the Majority Noteholders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

14.05Successors and Assigns.

(a)General. The provisions of this Agreement and the other Notes Documents shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent. Any Noteholder may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Notes Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(h). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(f) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Noteholders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Noteholder. Any Noteholder may at any time transfer or assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Notes at the time owing to it) and the other Notes Documents; provided that (i) no such assignment shall be made to any Obligor, any Affiliate of any Obligor, or any employees or directors of any Obligor at any time, (ii) no such assignment shall be made without the prior written consent of the Administrative Agent, and (iii) so long as no Event of Default shall have occurred and is continuing, no such assignment shall be made without the prior written consent of the Issuer (such consents not to be unreasonably withheld, delayed or conditioned) to a Disqualified Institution; provided that the Issuer shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. Subject to the recording thereof by the Noteholder pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of such Noteholder under this Agreement and the other Notes Document, and correspondingly the assigning Noteholder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of a transfer or assignment covering all of the Noteholder’s rights and obligations under this Agreement, such Noteholder shall cease to be a party hereto) and the other Notes Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Noteholder of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Noteholder of a participation in such rights and obligations in accordance with Section 14.05(e).

(c)Amendments to Notes Document. Each of the Administrative Agent, the Noteholders, the Issuer and its Subsidiaries agrees to enter into such amendments to the Notes Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Noteholders the Issuer and its Subsidiaries, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d)Notes Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Issuer, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Noteholders, and the Commitments of, and principal amounts (and stated interest) of the Notes owing to, each Noteholder pursuant to the terms hereof from time to time (the “Notes Register”). The entries in the Register shall be conclusive absent manifest error, and the Issuer, the Administrative Agent and the Noteholders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Noteholder hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Issuer and any Noteholder, at any reasonable time and from time to time upon reasonable prior notice.

(e)Participations. Any Noteholder may at any time, without the consent of, or notice to, the Issuer, sell participations to any Person (other than a Disqualified Institution (so long as no Event of Default shall have occurred and is continuing), natural person or any Obligor or any of its Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of the Noteholder’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Notes owing to it); provided that (i) such Noteholder’s obligations under this Agreement shall remain unchanged, (ii) such Noteholder shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Issuer shall continue to deal solely and directly with such Noteholder in connection therewith. Any agreement or instrument pursuant to which any Noteholder sells such a participation shall provide that such Noteholder shall retain the sole right to enforce the Notes Documents and to approve any amendment, modification or waiver of any provision of the Notes Documents; provided that such agreement or instrument may provide that such Noteholder shall not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Noteholder’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Notes or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 14.05(f), the Issuer agrees that each Participant shall be entitled to the benefits of Section 5 (subject to the requirements and limitations therein including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Noteholder)) to the same extent as if it were a Noteholder and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant agrees to be subject to the provisions of Section 5.03(h) as if it were an assignee under Section 14.05(b) above. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Noteholder.

(f)Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Sections 5.01 or 5.03 than such Noteholder would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(g)Participant Register. Each Noteholder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other Obligations under the Notes Documents (the “Participant Register”); provided that no Noteholder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Notes, or its other Obligations under any Notes Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Note, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Noteholder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)Certain Pledges. Any Noteholder may at any time pledge or assign a security interest in all or any portion of its rights under the Notes Documents to secure obligations of such

Noteholder, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Noteholder from any of its obligations hereunder or substitute any such pledgee or assignee for such Noteholder as a party hereto.

14.06Survival. The obligations of the Issuer under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Noteholders’ assignment of any interest in the Commitment or the Notes hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Noteholders may cease to be “Noteholders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Notes Subscription Request, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or to any other certificate, agreement or document related to this Agreement, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary. Each party hereby consents to the execution of this Agreement by way of electronic signature.

14.09Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10Jurisdiction, Service of Process and Venue.

(a)Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Notes Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Administrative Agent and the Noteholders only and, as a result, no Noteholder shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any applicable Law, the Noteholders may take concurrent proceedings in any number of jurisdictions.

(b)Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent and the Noteholders to serve any process or summons in any manner permitted by any applicable Law.

(c)Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Notes Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which the Issuer is or may be subject, by suit upon judgment.

14.11Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER NOTES DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Notes Documents.

14.13Entire Agreement. This Agreement and the other Notes Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including (a) any confidentiality (or similar) agreements and (b) the Proposal Letter. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTES DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND SHALL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE NOTEHOLDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER NOTES DOCUMENTS.

14.14Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15No Fiduciary Relationship. The Issuer acknowledges that the Administrative Agent and the Noteholders have no fiduciary relationship with, or fiduciary duty to, the Issuer arising out of or in connection with this Agreement or the other Notes Documents, and the relationship between the Noteholders and the Issuer is solely that of creditor and debtor. This Agreement and the other Notes Documents do not create a joint venture among the parties.

14.16Confidentiality. The Administrative Agent and each Noteholder agree to keep confidential all non-public and other confidential information provided to them in writing by any Obligor pursuant to this Agreement that is designated by such Obligor as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent the Administrative Agent or any Noteholder from disclosing any such information (i) subject to an agreement to comply with the provisions of this Section, to the Administrative Agent, any other Noteholder, any Affiliate of a Noteholder or any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”); provided that such Related Parties are subject to obligations of confidentiality at least as restrictive as set forth in this Section 14.16, and the applicable Noteholder shall remain liable hereunder for any breach of this Section 14.16 by any of its Related Parties, (iv) upon the request or demand of any Governmental Authority or any Governmental Authority having jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding; provided that, unless otherwise prohibited by applicable Law, court order or decree, the Administrative Agent and each Noteholder, as applicable, shall provide prior notice to the Obligor to allow such Obligor an opportunity to obtain a protective order, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Noteholder’s investment portfolio in connection with ratings issued with respect to such Noteholder, (ix) in connection with the exercise of any remedy permitted hereunder or under any other Notes Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Issuer or any of its Subsidiaries or the Notes or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Notes or (xi) to any other party hereto.

14.17Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Notes, together with all fees, charges and other amounts that are treated as interest on such Notes under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Administrative Agent and the Noteholder holding such Notes in accordance with applicable Law, the rate of interest payable in respect of such Notes hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Notes but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Noteholder in respect of other Notes or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Noteholder. Any amount collected by such Noteholder that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Notes so that at no time shall the interest and charges paid or payable in respect of such Notes exceed the maximum amount collectible at the Maximum Rate.

14.18Early Redemption Fee. The parties hereto acknowledge and agree that, to the extent the Early Redemption Fee is applicable to any repurchase, repayment or redemption of principal of any Notes at any time, such Early Redemption Fee is not intended to be a penalty assessed as a result of any such repurchase, repayment or redemption of the Notes, but rather is the product of a good faith, arm’s length commercial negotiation between the Issuer and the Noteholders relating to the mutually satisfactory compensation payable to the Noteholders by the Issuer in respect of the Notes made hereunder. In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Obligors hereby jointly and severally waive any rights or Claims any of them may have under any such applicable Law (whether or not in effect on the Closing Date) that would prohibit or restrict the payment of the Early Redemption Fee under any of the circumstances provided herein or in any other Notes Document, including payment after acceleration of the Notes.

14.19Judgment Currency.

(a)If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b)The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Notes Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Issuer agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Issuer.

14.20USA PATRIOT Act. The Administrative Agent and the Noteholders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Patriot Act.

14.21Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Notes Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Notes Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Notes Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ISSUER:

MEIRAGTX HOLDINGS PLC

By	/s/ Richard Giroux
Name: Richard Giroux
Title: Chief Financial Officer and Chief Operating Officer

Address for Notices:

[***]

SUBSIDIARY GUARANTORS:

MEIRAGTX UK II LIMITED

By	/s/ Richard Giroux
Name: Richard Giroux
Title: Chief Financial Officer and Chief Operating Officer

Address for Notices:

[***]

[Signature Page to Amended and Restated Notes Purchase Agreement And Guaranty]

MEIRAGTX IRELAND DAC

By	/s/ Richard Giroux
Name: Richard Giroux
Title: Chief Financial Officer and Chief Operating Officer

Address for Notices:

[***]

[Signature Page to Amended and Restated Notes Purchase Agreement And Guaranty]

ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS III, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By	/s/ Sandeep Dixit
	Name:	Sandeep Dixit
	Title:	Chief Credit Officer

By	/s/ Sam Chawla
	Name:	Sam Chawla
	Title:	Portfolio Manager

Address for Notices:
[***]

[Signature Page to Amended and Restated Notes Purchase Agreement And Guaranty]

NOTEHOLDERS:

PERCEPTIVE CREDIT HOLDINGS III, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By	/s/ Sandeep Dixit
	Name:	Sandeep Dixit
	Title:	Chief Credit Officer

By	/s/ Sam Chawla
	Name:	Sam Chawla
	Title:	Portfolio Manager

Address for Notices:
[***]

[Signature Page to Amended and Restated Notes Purchase Agreement And Guaranty]